Exhibit 2.1

AGREEMENT AND PLAN

OF REORGANIZATION

By and Among

FIDELITY D & D BANCORP, INC.,

NEPA ACQUISITION SUBSIDIARY, LLC,

THE FIDELITY DEPOSIT AND DISCOUNT BANK,

LANDMARK BANCORP, INC.,

And

LANDMARK COMMUNITY BANK

February 25, 2021

TABLE OF CONTENTS

2

3

EXHIBIT A	Form of Landmark Letter Agreement
EXHIBIT B	Form of Bank Plan of Merger
EXHIBIT C	Form of Affiliate Agreement

4

Exhibit 2.1

AGREEMENT

THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 25, 2021, is made by and among FIDELITY D & D BANCORP, INC.  (“Fidelity”), a Pennsylvania corporation, having its principal place of business in Dunmore, Pennsylvania, NEPA ACQUISITION SUBSIDIARY, LLC  (“Acquisition Subsidiary”), a Pennsylvania limited liability company having its principal place of business in Dunmore, Pennsylvania, THE FIDELITY DEPOSIT AND DISCOUNT BANK  (“Fidelity Bank”), a Pennsylvania state-chartered bank and trust company, having its principal place of business in Dunmore, Pennsylvania, LANDMARK BANCORP, INC.  (“Landmark”), a Pennsylvania corporation, having its principal place of business in Pittston,  Pennsylvania, and LANDMARK COMMUNITY BANK  (“Landmark Bank”), a Pennsylvania state-chartered bank, having its principal place of business in Pittston,  Pennsylvania.

BACKGROUND

1.

The board of directors or sole members of each of Fidelity, Acquisition Subsidiary, Fidelity Bank, Landmark and Landmark Bank deems it advisable and in each of their respective best interests and consistent with and in furtherance of their respective business strategies and goals for Landmark to merge with and into Acquisition Subsidiary (the “Merger”), with Acquisition Subsidiary surviving such Merger, in accordance with this Agreement and the applicable laws of the Commonwealth of Pennsylvania, and such boards of directors or sole members have unanimously approved this Agreement, declared it advisable, and recommended that this Agreement be adopted by the shareholders of Landmark and sole member of Acquisition Subsidiary.

2.

Fidelity, Acquisition Subsidiary and Landmark intend for federal income tax purposes that the Merger qualify as a reorganization under the provisions of Section 368(a) of the IRC (as hereafter defined) and that this Agreement be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

3.

Fidelity is the sole member of Acquisition Subsidiary and the parent bank holding company and sole shareholder of Fidelity Bank.  Landmark is the parent bank holding company and sole shareholder of Landmark Bank.

4.

As an inducement to Fidelity’s willingness to enter into this Agreement, the directors of Landmark,  Landmark’s President & Chief Executive Officer, Chief Financial Officer and certain other executive officers of Landmark Bank have executed a Landmark Letter Agreement in the form attached hereto as Exhibit A (“Voting Agreement”).

5.

Subject to the terms of this Agreement, the parties’ desire to merge Landmark Bank with and into Fidelity Bank, as soon as practicable after the Effective Time (as hereinafter defined) and in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit B.

6.

The respective boards of directors or sole members of the parties have determined that it is in the best interests of their respective companies and their shareholders and members, respectively, to consummate the Merger provided for herein.

7.	The parties desire to set forth in this Agreement the terms and conditions governing the transactions contemplated herein.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.01 Definitions.

 As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons, except Fidelity, Acquisition Subsidiary, or Fidelity Bank, whether or not in writing, relating to, contemplating or that could reasonably be expected to lead to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Landmark or any Landmark Subsidiaries, where the assets, revenue or income of such Subsidiary constitutes more than 20% of the consolidated assets, net revenue or net income of Landmark; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Landmark Subsidiary and the capital stock of any entity surviving any merger or business combination involving any Landmark Subsidiary) and/or liabilities where the assets being disposed of constitute 20% or more of the consolidated assets or revenue of Landmark or any of its Landmark Subsidiaries taken as a whole, either in a single transaction or series of transactions; or (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a Person or group of Persons acting in concert beneficially owning 20% or more (excluding any Person or group of Persons beneficially owning 20% on the date of this Agreement, but only in connection with shares beneficially owned as of the date hereof and not shares that may be acquired after the date hereof which, when added to shares previously held, the total shares would exceed the 20% beneficial ownership amount) of the outstanding shares of the common stock of Landmark or any Landmark Subsidiary where that Landmark Subsidiary represents more than 20% of the consolidated assets or revenue of Landmark, in each case other than the transactions contemplated by this Agreement.

Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

Applications means the applications for regulatory approval which are required by the transactions contemplated herein.

Bank Merger means the merger of Landmark Bank with and into Fidelity Bank.

Bank Regulator means any banking agency or department of any federal or state government, including without limitation, the PDB, the FDIC, and the FRB.

BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

BHCA means the Bank Holding Company Act of 1956, as amended.

Cash Consideration shall have the meaning set forth in Section 1.02(i)(iii) of this Agreement.

CERCLA shall have the meaning set forth in Section 2.17(b) of this Agreement.

CERCLIS shall have the meaning set forth in Section 2.17(b) of this Agreement.

Closing shall have the meaning set forth in Section 1.02(a) of this Agreement.

Closing Date shall have the meaning set forth in Section 1.02(a) of this Agreement.

Confidentiality Agreements means (i) those certain confidentiality agreements, dated July 16, 2019, and January 15, 2021, pursuant to which Fidelity agrees, among other things, to maintain the confidentiality of certain information provided to it by Landmark; and (ii) that certain confidentiality agreement, dated January 15, 2021, pursuant to which Landmark agrees, among other things, to maintain the confidentiality of certain information provided to it by Fidelity.

COVID-19 means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.

COVID-19 Measures means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other law, regulation, order, directive, guidelines or recommendations by any governmental authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

Deposit Liabilities means all deposit liabilities (which shall include, but shall not be limited to, “deposits” as such term is defined in Section 3(l)(1) of the FDIA, as amended) of Landmark Bank or Fidelity Bank including balances in money market and other accounts linked to accounts containing deposit liabilities under “sweep” or similar arrangements, together with Landmark Bank’s or Fidelity Bank’s rights and obligations under any related customer agreement, and Individual Retirement Accounts for which Landmark Bank or Fidelity Bank is custodian.

Determination Date shall have the meaning set forth in Section 7.01(f) of this Agreement.

Dissenting Landmark Shares means shares of Landmark Common Stock as to which appraisal rights are perfected under the ETL.

DP Contracts shall have the meaning set forth in Section 2.27(c) of this Agreement.

Effective Time shall have the meaning set forth in Section 1.02(c) of this Agreement.

Eligible Employee shall have the meaning set forth in Section 5.19 of this Agreement.

Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.  The term Environmental Law includes without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any hazardous materials.

Environmental Liability means liabilities for response, remedial or investigation costs, and any other expenses, including reasonable attorney and consultant fees, laboratory costs and litigation costs, required under, or necessary to attain or maintain compliance with, applicable Environmental Law or relating to or arising from contamination or hazardous substances.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

ERISA Affiliate means (i) a member of any “controlled group” (as defined in Section 414(b) of the IRC) of which a party is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the IRC) with a party, (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the IRC) of which a party is a member, or (iv) an entity required to be aggregated with a party (as applicable pursuant to Section 414(o) of the IRC).

ETL means of the Pennsylvania Entity Transaction Law, 15 Pa. C.S. §311 et seq.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Agent shall have the meaning set forth in Section 1.02(k) of this Agreement.

Exchange Agent Agreement means the agreement entered into between Fidelity and the Exchange Agent in form and substance reasonably acceptable to Fidelity setting forth the terms and conditions upon which the Exchange Agent will render the exchange services in connection with the Merger.

Exchange Fund shall have the meaning set forth in Section 1.02(k)(ii) of this Agreement.

Exchange Ratio shall have the meaning set forth in Section 1.02(i)(iii) of this Agreement.

Expenses shall have the meaning set forth in Section 8.01(b) of this Agreement.

FDIA means the Federal Deposit Insurance Act, as amended.

FDIC means the Federal Deposit Insurance Corporation.

Fidelity shall have the meaning set forth in the Introductory Recital of this Agreement.

Fidelity Bank shall have the meaning set forth in the Introductory Recital of this Agreement.

Fidelity Benefit Plans shall have the meaning set forth in Section 3.12(a) of this Agreement.

Fidelity Common Stock shall have the meaning set forth in Section 3.03(a) of this Agreement.

Fidelity Determination Date Market Share Price shall have the meaning set forth in Section 7.01(f) of this Agreement.

Fidelity Disclosure Schedule means a disclosure schedule delivered by Fidelity to Landmark pursuant to Article III of this Agreement.

Fidelity Financials means (i) the audited consolidated statements of condition as of and for the fiscal years ending December 31, 2019, December 31, 2018, and December 31, 2017, and the audited consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for fiscal years ending December 31, 2019, December 31, 2018 and December 31, 2017, including the notes thereto and (ii) unaudited interim consolidated statements of condition, income, comprehensive income, changes in shareholders’ equity, and cash flows, as of the end of each calendar quarter ending on or after September 30,  2020 and for the periods then ended including the notes thereto.

Fidelity Loan Property shall have the meaning set forth in Section 3.15(c)(ii) of this Agreement.

Fidelity Market Share Price shall have the meaning set forth in Section 7.01(f) of this Agreement.

Fidelity Ratio shall have the meaning set forth in Section 7.01(f) of this Agreement.

Fidelity Regulatory Reports means the annual and quarterly reports of Fidelity filed with the SEC since December 31, 2017 through the Closing Date, and the financial reports of Fidelity Bank and accompanying schedules for each calendar quarter filed with the FDIC, as applicable, since the quarter ended December 31, 2017 through the Closing Date.

Fidelity Shareholder Approval shall have the meaning set forth in Section 3.04(a) of this Agreement.

Fidelity Subsidiaries means any corporation, limited liability company, partnership, or other entity 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by Fidelity, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of Fidelity Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

Final Index Price shall have the meaning set forth in Section 7.01(f) of this Agreement.

Five Day Period shall have the meaning set forth in Section 7.01(f) of this Agreement.

FRB means the Board of Governors of the Federal Reserve System.

GAAP means generally accepted accounting principles in the United States as in effect at the relevant date.

Governmental Entity means any federal or state court, administrative agency or commission or self-regulatory authority or instrumentality including, inter alia, any Bank Regulator and the SEC.

Index Ratio shall have the meaning set forth in Section 7.01(f) of this Agreement.

Initial Fidelity Market Share Price shall have the meaning set forth in Section 7.01(f) of this Agreement.

Initial Index Price shall have the meaning set forth in Section 7.01(f) of this Agreement.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

Knowledge as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the directors and executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters, or circumstances set forth in any written notice or other correspondence from any Governmental Entity or any other material written notice received by that Person.

IT Assets shall have the meaning set forth in Section 2.27(b)(ii) of this Agreement.

Landmark shall have the meaning set forth in the Introductory Recital of this Agreement.

Landmark Bank shall have the meaning set forth in the Introductory Recital of this Agreement.

Landmark Benefit Plans shall have the meaning set forth in Section 2.14(a) of this Agreement.

Landmark Common Stock means the common stock of Landmark described in Section 2.03(a) of this Agreement.

Landmark Disclosure Schedule means a disclosure schedule delivered by Landmark to Fidelity pursuant to Article II of this Agreement.

Landmark Financials means (i) the audited consolidated statements of condition, income, comprehensive income, changes in shareholders’ equity and cash flows as of and for the fiscal years ending December 31, 2019, December 31, 2018, and December 31, 2017, including the notes and schedules thereto; (ii) unaudited interim consolidated financial statements as of the end of each calendar quarter ending on or after September 30,  2020 and for the periods then ended including the notes thereto; and (iii) the Landmark Regulatory Reports.

Landmark Loan Property shall have the meaning set forth in Section 2.17(c) of this Agreement.

Landmark Nominee shall have the meaning set forth in Section 5.18(a) of this Agreement.

Landmark Options shall have the meaning set forth in Section 1.02(j)(i) of this Agreement.

Landmark Option Consideration shall have the meaning set forth in Section 1.02(j)(i) of this Agreement.

Landmark Regulatory Reports means the call reports of Landmark Bank and accompanying schedules, as filed with any Bank Regulator, for each calendar quarter ended after December 31, 2017 through the Effective Time and all reports filed with any Bank Regulator by Landmark or Landmark Bank from December 31, 2017 through the Effective Time.

Landmark Shareholder Approval shall have the meaning set forth in Section 2.04(a) of this Agreement.

Landmark Stock Option Plans shall have the meaning set forth in Section 1.02(j)(i) of this Agreement.

Landmark Subsidiaries means any corporation, limited liability company, partnership, or other entity, 50% or more of the capital stock, membership interests, or partnership interests of which is owned, either directly or indirectly, by Landmark, except any corporation, limited liability company, partnership, or other entity, the stock, membership interests, or partnership interests of which is held in the ordinary course of the lending activities of Landmark Bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

Landmark Termination Fee shall have the meaning set forth in Section 8.01(c) of this Agreement.

Leased Properties shall have the meaning set forth in Section 2.11(d) of this Agreement.

Leases shall have the meaning set forth in Section 2.11(c) of this Agreement.

Loan shall have the meaning set forth in Section 5.01(b)(xxi) of this Agreement.

Material Adverse Effect means with respect to a party hereto, any state of facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions individually or in the aggregate with other facts, changes, circumstances, events, effects, conditions, occurrences, actions, or omissions that (a) has or would be reasonably expected to be material and adverse to the business, operations, assets, liabilities, financial condition, results of operations, or business prospects of Landmark on a consolidated basis (when such term is used in Article II hereof) or Fidelity on a consolidated basis (when such term is used in Article III hereof) or (b) would materially impair the ability of such party or its Subsidiary to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and other transactions contemplated hereby by this Agreement, other than any change, circumstance, event, effect, condition, occurrence, action or omission relating to (i) changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, but not if such changes disproportionally affect Landmark or Fidelity when compared to other banking institutions, (ii) any change in GAAP or applicable law, regulation or the interpretation thereof by courts or Governmental Entities that does not disproportionately affect such party and its Subsidiaries taken as a whole relative to other participants (including the other party hereto) in the industry, (iii) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party, (iv) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party or as a result of compliance with the requirements of this Agreement, (v) reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by Landmark or Fidelity in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (vi) changes in national or international political or social conditions, including any outbreak or escalation of major hostilities or any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States, declarations of any national or global epidemic, pandemic or disease outbreak (including COVID-19), or the material worsening of such conditions threatened or existing as of the date of this Agreement that does not disproportionately affect such party and its subsidiaries, taken as a whole, relative to other participants in the industry, in the United States (including the other party hereto), and, with respect to any party, means the imposition or consent to a formal enforcement action by or with any Bank Regulator, including, but not limited to, a consent order or cease and desist order.

Materially Burdensome Regulatory Condition shall have the meaning set forth in Section 5.06(b) of this Agreement.

Maximum Amount shall have the meaning set forth in Section 5.06(b) of this Agreement.

Merger shall have the meaning set forth in Background Recital 1 of this Agreement.

Merger Consideration shall have the meaning set for the in Section 1.02(i)(iii) of this Agreement.

NPL shall have the meaning set forth in Section 2.17(b) of this Agreement.

Owned Properties shall have the meaning set forth in Section 2.11(a) of this Agreement.

PAC means the Pennsylvania Associations Code.

PDB means the Pennsylvania Department of Banking and Securities.

PDS means the Department of State of the Commonwealth of Pennsylvania.

Person means any individual, corporation, partnership, joint venture, association, organization, trust, other entity or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).

Proxy Statement/Prospectus means the proxy statement/prospectus together with any amendments and supplements thereto, to be transmitted to holders of Landmark Common Stock in connection with the transactions contemplated by this Agreement.

Registration Statement means the registration statement on Form S-4, together with all amendments and supplements thereto, as filed with the SEC under the Securities Act for the purpose of registering shares of Fidelity Common Stock to be issued in connection with the transactions contemplated by this Agreement.

Regulatory Agreement has the meanings given to that term in Sections 2.13(c) and 3.11(c) of this Agreement.

Regulatory Approval means the approval or required consent or waiver of any Bank Regulator or other similar regulatory authority that is necessary in connection with the consummation of the Merger or the Bank Merger and the related transactions contemplated by this Agreement.

Regulatory Materials shall have the meaning as set forth in Section 5.04(d) of this Agreement.

Relevant Group means any affiliated, combined, consolidated, unitary or similar group.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and in each case the rules and regulations promulgated from time to time thereunder.

Starting Date shall have the meaning set forth in Section 7.01(f) of this Agreement.

Statement of Merger means the statement of merger and/or the articles of merger to be executed by Acquisition Subsidiary and Landmark and to be filed with PDS, in accordance with the ETL.

Stock Consideration shall have the meaning set forth in Section 1.02(i)(iii) of this Agreement.

Subsidiary means any corporation, limited liability company,  partnership, or other entity, 50% or more of the capital stock, membership interests or partnership interests of which is owned, either directly or indirectly, by another entity, except any corporation, limited liability company,  partnership, or other entity, the stock, membership interests or partnership interests of which is held in the ordinary course of the lending activities of a bank as a result of foreclosed collateral or a settlement of a debt previously contracted.

Tax or Taxes means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, thrift, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, unclaimed property, failure to file, private foundation or other taxes or similar assessments, customs, duties, fees, levies, or other governmental charges together with any interest, penalties, additions to tax, or additional amounts imposed by a Taxing Authority.

Tax Return means any return, declaration, report, or information return or statement relating to Taxes or otherwise, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Taxing Authority.

Taxing Authority means any governmental or administrative agency, board, bureau, body, department, or authority of any United States federal, state, or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

Third Party Leases shall have the meaning set forth in Section 2.11(e) of this Agreement.

Treasury Regulations means the regulations issued by the IRS, a bureau of the United States Department of Treasury.

USA PATRIOT Act shall have the meaning set forth in Section 2.05(b) of this Agreement.

Voting Agreement shall have the meaning set forth in Background Recital 4 of this Agreement.

Section 1.02 The Merger.

(a)

Closing.  The closing of the Merger (the “Closing”) will take place immediately prior to the Effective Time at the offices of Bybel Rutledge LLP, Lemoyne, Pennsylvania, or such other time and place as mutually agreed to by the parties hereto; provided, in any case, that such date shall not be later than fifteen (15) business days after the satisfaction or waiver (subject to applicable law) of all conditions to closing set forth in Article VI (other than delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) (such date, the “Closing Date”).

(b)

The Merger.  Subject to the terms and conditions of this Agreement, and in accordance with Article III of the PAC, also known as the ETL, as required, at the Effective Time, Landmark shall merge with and into Acquisition Subsidiary, the separate existence of Landmark shall cease, and Acquisition Subsidiary shall be the surviving entity and continue to exist as a Pennsylvania limited liability company and all of the assets and liabilities of Landmark shall become the assets and liabilities of Acquisition Subsidiary.

(c)

Effective Time; Effects of the Merger.  Subject to the provisions of this Agreement, the Statement of Merger shall be duly prepared, executed and delivered for filing with the PDS, as required, on the Closing Date.  The Merger shall become effective at such time, on such date, as the Statement of Merger is filed with the PDS, as required, or at such date and time as may be specified in the Statement of Merger (such time being the “Effective Time”).  At and after the Effective Time, the Merger shall have the effects set forth in Section 336 of the ETL,  and this Agreement.

(d)

Fidelity’s Articles of Incorporation and Bylaws.  On and after the Effective Time, the articles of incorporation and bylaws of Fidelity, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of Fidelity, until thereafter altered, amended, or replaced.

(e)

Acquisition Subsidiary’s Certificate of Organization and Operating Agreement.  On and after the Effective Time, the Certificate of Organization and Operating Agreement of Acquisition Subsidiary, as in effect immediately prior to the Effective Time shall automatically be and remain the Certificate of Organization and Operating Agreement of Acquisition Subsidiary, as the surviving limited liability company in the Merger, until thereafter altered, amended, or replaced in accordance with law and the Operating Agreement.

(f)

Board of Directors and Executive Officers of Fidelity and Fidelity Bank.    Subject to satisfaction or waiver of the conditions precedent of this Agreement, at the Effective Time, the total number of persons serving on the board of directors of Fidelity and Fidelity Bank, respectively, shall be increased by one (1).  The directors of Fidelity and Fidelity Bank serving immediately prior to the Effective Time shall continue to serve and continue in their capacity as directors in accordance with the Articles and Bylaws of Fidelity and Fidelity Bank, respectively, and one (1) of the directors shall be the Landmark Nominee as provided in Section 5.18 hereof.

The executive officers of Fidelity immediately prior to the Effective Time shall be the executive officers of Fidelity after the Effective Time. The executive officers of Fidelity Bank immediately prior to the Effective Time shall be the executive officers of Fidelity Bank after the Effective Time.

(g)

Liquidation and Dissolution.  As soon as practicable after the Effective Time, Fidelity shall cause Acquisition Subsidiary to be liquidated and dissolved and all of its assets and liabilities distributed to and assumed by Fidelity.

(h)	Bank Merger.

(i)

Fidelity, Acquisition Subsidiary, and Landmark shall use their commercially reasonable best efforts to cause Landmark Bank to merge with and into Fidelity Bank, with Fidelity Bank surviving such merger, as soon as immediately practicable after the Effective Time.  It is intended by the parties that the Bank Merger be effected immediately after the Merger.  Concurrently with the execution and delivery of this Agreement, Fidelity shall cause Fidelity Bank, and Landmark shall cause Landmark Bank, to execute and deliver the Bank Plan of Merger in substantially the form attached hereto as Exhibit B.

(ii)

Notwithstanding Section 1.02(h)(i), if the parties mutually agree that the Bank Merger be delayed, the parties shall cooperate to permit the Bank Merger to occur at such later time as the parties mutually agree, and any provisions of this Agreement inconsistent with such timing shall be deemed amended as appropriate to reflect such timing.

(i)	Effect on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Fidelity, Landmark or the holders of any of the following securities, the following shall occur:

(i)

Outstanding Fidelity Common Stock.  Each share of Fidelity Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding as an identical share of Fidelity Common Stock, except that shares of Fidelity Common Stock owned by Landmark (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties and shares acquired in respect of debts previously contracted) shall become treasury stock of Fidelity.

(ii)

Cancellation of Certain Common Stock.  Each share of Landmark Common Stock that is owned by Fidelity, or by any of its respective Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties and other than shares acquired in respect of debts previously contracted) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

(iii)

Conversion of Landmark Common Stock.  Each share of Landmark Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(i)(ii) and Dissenting Landmark Shares) shall be converted into the right to receive (A) 0.272 shares of Fidelity Common Stock (the “Exchange Ratio”), subject to anti-dilution adjustment as provided in Section 1.02(l) below (the “Stock Consideration”) and (B) $3.26 in cash (the “Cash Consideration”).  The Stock Consideration and Cash Consideration are collectively referred to as the “Merger Consideration.”

(iv)

Cash in Lieu of Fractional Shares.  Notwithstanding anything herein to the contrary, no fraction of a whole share of Fidelity Common Stock and no scrip or certificate therefor shall be issued in connection with the Merger. Any former Landmark shareholder who would otherwise be entitled to receive a fraction of a share of Fidelity Common Stock shall receive, in lieu thereof, cash in an amount equal to the product obtained by multiplying (a) the Fidelity Determination Date Market Share Price and (b) the fractional share, calculated to the nearest ten-thousandth of the share of Fidelity Common Stock, to which the holder would otherwise be entitled. For purposes of determining any fractional share interest, all shares of Landmark Common Stock owned by a Landmark shareholder shall be combined so as to calculate the maximum number of whole shares of Fidelity Common Stock issuable to such Landmark shareholders, to the extent permissible.

(v)

Dissenting Landmark Shares.  The Dissenting Landmark Shares that have not effectively withdrawn or lost their dissenters’ rights under the ETL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by the ETL. If any such holder of Landmark Common Stock shall have failed to perfect or shall have withdrawn or lost such right, the Dissenting Landmark Shares held by such holder shall receive Merger Consideration as set forth above.

(j)	Treatment of Outstanding Landmark Options.

(i)

At the Effective Time, each option to purchase shares of Landmark Common Stock (“Landmark Options”) issued under the Landmark Bank 2001 Stock Award and Stock Option Plan (as assumed by Landmark) or the Landmark 2012 Stock Award and Stock Option Plan (collectively, the “Landmark Stock Option Plans”) that is outstanding and unexercised at the Effective Time, whether or not then exercisable, shall be redeemed for cash in an amount equal to the number of shares of Landmark Common Stock covered by such Landmark Option multiplied by the amount in excess, if any, of $18.05 less the exercise price per share of such Landmark Option (the “Landmark Option Consideration”).

(ii)

Landmark shall use commercially reasonable best efforts to cause each holder of a  Landmark Option to execute an agreement documenting such holder’s agreement to accept cash in substitution for the Landmark Option as of the Effective Time.  Such agreement shall be executed in such form as Fidelity may reasonably require as a condition to Fidelity’s obligation to deliver any cash to such individual pursuant to this Section.

(iii)

Schedule 1.02(j) sets forth a listing of each Landmark Option grant outstanding as of the date of this Agreement (copies of which have been provided to Fidelity), including the name of each holder of such Landmark Option, the date of grant, the number of shares of Landmark Common Stock subject to such Landmark Option, the exercise price per share of such Landmark Option, the expiration date, and the classification of whether such Landmark Option is an incentive stock option or a nonqualified stock option.

(k)	Surrender and Exchange of Landmark Stock Certificates and Redemption of Landmark Options.

(i)

Agent.  Prior to the Effective Time, Fidelity shall appoint its transfer agent, Computershare Shareholder Services, or another agent experienced in providing such services, and which is independent of and unaffiliated with Fidelity and Landmark, as an exchange and paying agent (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(ii)

Exchange Fund.  Three (3) days prior to the Effective Time, Fidelity shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Landmark Common Stock, sufficient cash and certificates representing shares of Fidelity Common Stock to make all payments and deliveries to shareholders of Landmark pursuant to Sections 1.02(i)(iii) and (iv). Any cash and certificates for Fidelity Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Notwithstanding the foregoing, Fidelity may, at its election, deliver the required shares of Fidelity Common Stock in book entry form via direct registration in lieu of delivery of Fidelity Common Stock certificates.

(iii)

Exchange Procedures.  As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) business days thereafter), Fidelity shall cause the Exchange Agent to mail to each record holder of a certificate representing shares of Landmark Common Stock (a “Landmark Certificate”) a letter of transmittal which shall specify that delivery of the Landmark Certificates shall be effected, and risk of loss and title to the Landmark Certificates shall pass, only upon delivery of the Landmark Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Fidelity may reasonably specify and instructions for effecting the surrender of such Landmark Certificates in exchange for the Merger Consideration. Upon surrender of a Landmark Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Landmark Certificate shall be entitled to receive in exchange therefor (A) a certificate or electronic book entry to their account representing, in the aggregate, the whole number of shares of Fidelity Common Stock that such holder has the right to receive pursuant to Section 1.02(i)(iii)  and/or (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Sections 1.02(i)(iii) and (iv). No interest will be paid or will accrue on any cash payment pursuant to Sections 1.02(i)(iii) and (iv). In the event of a transfer of ownership of Landmark Common Stock which is not registered in the transfer records of Landmark, a certificate representing, in the aggregate, the proper number of shares of Fidelity Common Stock pursuant to Section 1.02(i)(iii) and/or a check in the proper amount pursuant to Sections 1.02(i)(iii) and (iv) may be issued with respect to such Landmark Common Stock, as the case may be, to such a transferee if the Landmark Certificate formerly representing such shares of Landmark Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iv)

Redemption of Landmark Options. As soon as reasonably practicable after the Effective Time and subject to the prior receipt of any agreement that may be required pursuant to Section 1.02(j) of this Agreement, Fidelity shall, or Fidelity shall cause the Exchange Agent to, deliver the Landmark Option Consideration to the holders of Landmark Options that remain unexercised as of the Effective Time.

(v)

Distributions with Respect to Un-exchanged Shares.  No dividends or other distributions declared or made with respect to shares of Fidelity Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Landmark Certificate with respect to the shares of Fidelity Common Stock that such Landmark Certificate holder would be entitled to receive upon surrender of such Landmark Certificate until such holder shall surrender such Landmark Certificate in accordance with Section 1.02(k)(iii). Subject to the effect of applicable laws, following surrender of any such Landmark Certificate, there shall be paid to such holder of shares of Fidelity Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Fidelity Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Fidelity Common Stock.

(vi)

No Further Ownership Rights.  All shares of Fidelity Common Stock issued and cash paid upon conversion of shares of Landmark Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Landmark Common Stock.

(vii)

Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Landmark Certificates for twelve (12) months after the Effective Time shall be delivered to Fidelity or otherwise on the instructions of Fidelity, and any holders of the Landmark Certificates who have not previously complied with this Section 1.02(k) shall thereafter look only to Fidelity for the Merger Consideration with respect to the shares of Landmark Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.02(i)(iii), any cash in lieu of fractional shares of Fidelity Common Stock to which such holders are entitled pursuant to Section 1.02(i)(iv) and any dividends or distributions with respect to shares of Fidelity Common Stock to which such holders are entitled pursuant to Section 1.02(k)(v).

(viii)

No Liability.  None of Fidelity,  Landmark, any of their respective Subsidiaries or Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(ix)

Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Fidelity; provided, however, that no holder of shares of Landmark Common Stock shall suffer or incur any loss in connection with any such investment of the Exchange Fund. Any interest and other income resulting from such investments shall be payable to Fidelity.

(x)

Lost Certificates.  If any Landmark Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Landmark Certificate to be lost, stolen or destroyed and, if required by Fidelity, the posting by such Person of a bond in such reasonable amount as Fidelity may direct as indemnity against any claim that may be made against it with respect to such Landmark Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Landmark Certificate the applicable Merger Consideration with respect to the shares of Landmark Common Stock formerly represented thereby, any cash in lieu of fractional shares of Fidelity Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv), and any dividends or other distributions on shares of Fidelity Common Stock to which the holders thereof are entitled pursuant to Section 1.02(k)(v).

(xi)

Withholding Rights.   Fidelity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Landmark Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of any Taxing Authority. To the extent that amounts are so withheld by Fidelity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Landmark Common Stock in respect of which such deduction and withholding was made by Fidelity.

(xii)

Stock Transfer Books.  At the Effective Time, the stock transfer books of Landmark with respect to Landmark Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of Landmark of shares of Landmark Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of Landmark Certificates shall cease to have any rights with respect to such shares of Landmark Common Stock, formerly represented thereby, except as otherwise provided herein or by law. At or after the Effective Time, any Landmark Certificates presented to the Exchange Agent or Fidelity for any reason shall be exchanged for the applicable Merger Consideration with respect to the shares of Landmark Common Stock, formerly represented thereby, any cash in lieu of fractional shares of Fidelity Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv), and any dividends or other distributions on shares of Fidelity Common Stock to which the holders thereof are entitled pursuant to Section 1.02(k)(v).

(l)

Anti-Dilution Provisions.  If Fidelity shall, at any time before the Effective Time, (A) declare a dividend in shares of Fidelity Common Stock payable to shareholders of record before the Effective Time, (B) combine the outstanding shares of Fidelity Common Stock into a smaller number of shares, (C) subdivide or split the outstanding shares of Fidelity Common Stock, or (D) reclassify the shares of Fidelity Common Stock, then, in any such event, the number of shares of Fidelity Common Stock to be delivered to Landmark shareholders who are entitled to receive shares of Fidelity Common Stock in exchange for shares of Landmark Common Stock shall be adjusted so that each Landmark shareholder shall be entitled to receive such number of shares of Fidelity Common Stock as such shareholder would have been entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.  In addition, in the event that, prior to the Effective Time, Fidelity enters into an agreement pursuant to which shares of Fidelity Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Landmark shareholder entitled to receive shares of Fidelity Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

(m)

Possible Alternative Structures.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Fidelity, Acquisition Subsidiary or Fidelity Bank shall be entitled to revise the structure of the Merger and the Bank Merger, including without limitation, by merging Landmark with and into Fidelity or by merging Landmark Bank with and into another Subsidiary of Fidelity or Fidelity Bank, provided that (i) any such Subsidiary shall become party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse federal or state income Tax or other adverse Tax consequences to Landmark shareholders as a result of the modification; (iii) the consideration to be paid to the holders of Landmark Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (iv) such modification will not delay or jeopardize the receipt of approvals from Governmental Entities or jeopardize the satisfaction of any condition to Closing set forth in Article VI or otherwise adversely affect Landmark or the holders of Landmark Common Stock.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF LANDMARK AND LANDMARK BANK

Landmark and Landmark Bank represent and warrant to Fidelity, Acquisition Subsidiary, and Fidelity Bank that the statements contained in this Article II are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II), except as set forth in the Landmark Disclosure Schedule delivered by Landmark and Landmark Bank to Fidelity, Acquisition Subsidiary, and Fidelity Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date.  Landmark and Landmark Bank have made a good faith effort to ensure that the disclosure on each schedule of the Landmark Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the Landmark Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 2.01 Standard.

 No representation or warranty of Landmark and Landmark Bank contained in this Article II shall be deemed untrue or incorrect, and Landmark and Landmark Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article II, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 2.02(a), 2.02(b), 2.02(c), 2.03(a), 2.03(b), 2.04 and 2.09 nor shall it apply to the representations and warranties contained in Section 2.14, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 2.02 Organization.

(a)

Landmark is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  Landmark is a bank holding company duly registered under the BHCA.  Landmark has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Landmark is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Landmark.

(b)

Landmark Bank is a Pennsylvania state-chartered commercial bank and a member bank of the Federal Reserve System and is regulated by the FRB and the PDB.  Landmark Bank is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.  Landmark Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. The location of the principal office and each branch of Landmark Bank is set forth in Landmark Disclosure Schedule 2.02(b).

(c)

Landmark Disclosure Schedule 2.02(c) sets forth each Landmark Subsidiary.  Each of Landmark’s Subsidiaries (i) is duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on Landmark or Landmark Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Landmark Subsidiary, copies of which have been delivered to Fidelity, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

(d)

The respective minute books of Landmark,  Landmark Bank, and each other Landmark Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors and trustees (including committees), in each case in accordance with the normal business practice of Landmark and each such Landmark Subsidiary.

(e)	Prior to the date of this Agreement, Landmark and Landmark Bank have delivered to Fidelity true and correct copies of the articles of incorporation and bylaws of Landmark and Landmark Bank.

(f)	Landmark Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.

(g)

Landmark Bank has been operated in compliance with its policies and procedures and all applicable federal and state laws, regulations, rules, and orders, except to the extent that it is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Landmark or Landmark Bank.

Section 2.03 Capitalization.

(a)

The authorized capital stock of Landmark consists of (i) ten million (10,000,000) shares of common stock, one dollar ($1.00) par value (“Landmark Common Stock”), of which two million three hundred eighty-two thousand six hundred ninety-five  (2,382,695) shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement and (ii) four million (4,000,000) shares of preferred stock, $1.00  par value, none of which are outstanding. There are no shares of Landmark Common Stock held by Landmark as treasury stock.  Except as disclosed in Landmark Disclosure Schedule 2.03(a), no trust preferred or subordinated debt securities of Landmark are issued or outstanding. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Landmark’s shareholders may vote have been issued by Landmark and are outstanding.  Except as disclosed in Landmark Disclosure Schedule 2.03(a), neither Landmark nor any Landmark Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Landmark Common Stock, or any other security of Landmark or any securities representing the right to vote, purchase or otherwise receive any shares of Landmark Common Stock or any other security of Landmark.

(b)

The authorized capital stock of Landmark Bank consists of (i) ten million (10,000,000) shares of common stock, one dollar ($1.00) par value, of which one million five hundred thirty-seven thousand five hundred nineteen  (1,537,519) shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by Landmark and (ii) four million (4,000,000) shares of preferred stock, $1.00  par value, none of which are outstanding. Neither Landmark Bank nor any Landmark Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Landmark Subsidiary or any other security of any Landmark Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Landmark Subsidiary. Either Landmark or Landmark Bank owns all of the outstanding shares of capital stock of each Landmark Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c)	Except as set forth in Landmark Disclosure Schedule 2.03(c), neither Landmark nor any other Landmark Subsidiary, owns any equity interest, directly or indirectly, in any other 20 company or controls any other company, except for equity interests held in the investment portfolios of Landmark and Landmark Subsidiaries, and equity interests held by Landmark Subsidiaries in a fiduciary capacity and equity investments held in connection with commercial loan activities of Landmark’s Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Landmark or Landmark Bank with respect to any other company’s capital stock or the equity of any other person.

(d)

To the Knowledge of Landmark, except as disclosed in Landmark Disclosure Schedule 2.03(d), no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of any class of Landmark Common Stock.

Section 2.04 Authority; No Violation.

(a)

Landmark has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval and adoption of this Agreement and the Merger by the affirmative vote required of the shareholders of Landmark pursuant to the ETL and Landmark’s articles of incorporation and bylaws (the “Landmark Shareholder Approval”), to consummate the transactions contemplated hereby. Landmark Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by Landmark and the completion by Landmark of the transactions contemplated hereby have been duly and validly approved by the board of directors of Landmark and, except for Landmark Shareholder Approval as required under the ETL and Landmark’s articles of incorporation and bylaws, no other corporate proceedings on the part of Landmark are necessary to complete the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Landmark and, subject to (i) Landmark Shareholder Approval as required under the ETL and Landmark’s articles of incorporation and bylaws, (ii) approval and adoption by Landmark as the sole shareholder of Landmark Bank, (iii) receipt of the required approvals from Bank Regulators, and (iv) the due and valid execution and delivery of this Agreement by Fidelity, constitutes the valid and binding obligation of Landmark, enforceable against Landmark in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

The Bank Plan of Merger, upon its execution and delivery by Landmark Bank subject to the due and valid execution and delivery of the Bank Plan of Merger by Fidelity Bank, will constitute the valid and binding obligation of Landmark Bank, enforceable against Landmark Bank in accordance with its terms, subject to (i) required approvals of Bank Regulators, and (ii) approval and adoption by Landmark as sole shareholder of Landmark Bank, subject to applicable conservatorship or receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)

The execution and delivery of this Agreement by Landmark, subject to (i) the execution and delivery of the Bank Plan of Merger by Landmark Bank, (ii) receipt of approvals from the Bank Regulators and Landmark’s and Fidelity’s compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, and (iv) compliance by Landmark or Landmark Bank with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (A) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of Landmark or any Landmark Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Landmark or any Landmark Subsidiary or any of their respective properties or assets; or (C) except as set forth in the Landmark Disclosure Schedule 2.04, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Landmark or any Landmark Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Landmark or any Landmark Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Landmark or any Landmark Subsidiary.

Section 2.05 Deposit Liabilities.

(a)

The Deposit Liabilities of Landmark Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due and Landmark Bank is authorized to hold the Deposit Liabilities.  Except for such liens as set forth on the Landmark Disclosure Schedule 2.05(a), the Deposit Liabilities of Landmark Bank are not subject to any lien, including without limitation any liens in favor of Landmark Bank and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, other legal process or stop payment orders.

(b)

All of the Deposit Liabilities of Landmark Bank have been administered and originated, in compliance in all material respects with the documents governing the relevant type of deposit account and all applicable laws and regulations.  The Deposit Liabilities of Landmark Bank were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, including the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA PATRIOT Act”), and have been operated in compliance with Landmark Bank’s policies and procedures. Except as set forth on the Landmark Disclosure Schedule 2.05(b),  no Deposit Liabilities of Landmark Bank are maintained by a “money service business” within the meaning of regulations promulgated under the USA PATRIOT Act. None of the Deposit Liabilities of Landmark

Bank account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.

(c)	Landmark Bank has properly accrued interest on the Deposit Liabilities of Landmark Bank and the records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.

(d)

Landmark Bank has made available to Fidelity a true and complete copy of each of the documents governing the Deposit Liabilities of Landmark Bank for each of the types of Deposit Liabilities of Landmark Bank offered at Landmark Bank.

(e)

Except as set forth on the Landmark Disclosure Schedule 2.05(e),  none of the Deposit Liabilities of Landmark Bank are “brokered deposits” within the meaning of the rules and regulations of the FDIC; and none of the Deposit Liabilities of Landmark Bank were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service.  None of the Deposit Liabilities of Landmark Bank are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.

(f)

With respect to the Deposit Liabilities of Landmark Bank,  Landmark Bank is in material compliance with the law and Treasury Regulations relating to (i) obtaining from depositors of the Deposit Liabilities of Landmark Bank executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest. With respect to the Deposit Liabilities of Landmark Bank opened, Landmark Bank has either obtained a properly completed Form W-8 or W-9 when appropriate (and renewals of such forms, where required) or is back-up withholding on such account.

Section 2.06 Consents.

 Except for (a) the consents, approvals, filings and registrations with any Governmental Entity, and compliance with any conditions contained therein, (b) Landmark Shareholder Approval under the ETL,  Landmark’s articles of incorporation and bylaws and by the Landmark board of directors, (c) the approval and adoption of the Bank Plan of Merger by Landmark as sole shareholder of Landmark Bank under applicable law, and by the Landmark Bank board of directors, and (d) except as disclosed in Landmark Disclosure Schedule 2.06, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be necessary, in connection with (i) the execution and delivery of this Agreement by Landmark or the Bank Plan of Merger by Landmark Bank and (ii) the completion by Landmark of the transactions contemplated hereby or by Landmark Bank of the Bank Merger. As of the date hereof, Landmark has no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Landmark’s or Landmark Bank’s ability to complete the transactions contemplated by this Agreement or (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 2.07 Regulatory Reports; Financial Statements; Undisclosed Liabilities.

(a)

Landmark has previously made available to Fidelity the Landmark Regulatory Reports through December 31, 2020.  The Landmark Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders’ equity of Landmark or Landmark Bank, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

(b)

Landmark has previously delivered to Fidelity the Landmark Financials as of the date hereof.  The Landmark Financials as of the date hereof have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Landmark as of and for the periods ending on the dates thereof in accordance with GAAP, applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c)

At the date of each balance sheet included in the Landmark Financials or the Landmark Regulatory Reports, neither Landmark nor Landmark Bank (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Landmark Financials or Landmark Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate to Landmark or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

(d)

The records, systems, controls, data and information of Landmark and the Landmark Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Landmark or any Landmark Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 2.07(d).  Landmark (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to

Landmark, including its consolidated Landmark Subsidiaries, is made known to the chief executive officer and the chief financial officer of Landmark by others within those entities, and (iii) has disclosed to the Landmark or Landmark Bank board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Landmark’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Landmark’s internal control over financial reporting.  These disclosures (if any) were made in writing by management to Landmark’s auditors and audit committee and a copy has previously been made available to Fidelity.

(e)

Since December 31, 2017, (i) neither Landmark nor any of the Landmark Subsidiaries nor, to the Knowledge of Landmark or Landmark Bank, any director, officer, employee, auditor, accountant or representative of Landmark or any of the Landmark Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting practices, procedures, methodologies or methods of Landmark or any of the Landmark Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Landmark or any of the Landmark Subsidiaries has engaged in illegal accounting practices, and (ii) no attorney representing Landmark or any of the Landmark Subsidiaries, whether or not employed by Landmark or any of the Landmark Subsidiaries, has reported evidence of a material violation of laws, breach of fiduciary duty or similar violation by Landmark or any of its officers, directors, employees or agents to the board of directors of Landmark or any committee thereof or to any director or officer of Landmark.

(f)

No agreement pursuant to which any loans or other assets have been or shall be sold by Landmark or the Landmark Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by Landmark or the Landmark Subsidiaries, to cause Landmark or the Landmark Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against Landmark or the Landmark Subsidiaries, and there has been no material breach by Landmark or the Landmark Subsidiaries of a representation or covenant in any such agreement.  The Landmark Regulatory Reports have disclosed, since December 31, 2017, any cash, stock or other dividend or any other distribution with respect to the capital stock of Landmark that has been declared, set aside or paid.

(g)

Except as set forth in the Landmark Disclosure Schedule 2.07(g), since December 31, 2017, each of Landmark and the Landmark Subsidiaries have timely filed all Landmark Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that any of them were required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith.  There is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Landmark or any of the Landmark Subsidiaries.  Landmark has made available to Fidelity the Landmark Regulatory Reports and the Landmark Regulatory

Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

Section 2.08 Taxes.

(a)

All income and other material or material in the aggregate Tax Returns required to have been filed by Landmark and the Landmark Subsidiaries have been duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects.  All income and other material Taxes due and payable by Landmark and the Landmark Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b)

There is no action, audit, dispute or claim now pending or proposed or threatened in writing against Landmark or any of the Landmark Subsidiaries in respect of Taxes.  Except as set forth in Landmark Disclosure Schedule 2.08, neither Landmark nor any of the Landmark Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed.  No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of Landmark or the Landmark Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens on any of the assets of Landmark with respect to Taxes other than for Taxes not yet due and payable.

(c)

Each of Landmark and the Landmark Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d)

Landmark Disclosure Schedule 2.08 lists all Tax Returns filed by Landmark or the Landmark Subsidiaries for taxable periods ended on or after December 31, 2013 that have been or are currently the subject of audit.  Except as set forth on Landmark Disclosure Schedule 2.08, neither Landmark nor any of the Landmark Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(e)

No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Landmark are pending with respect to Landmark. Landmark has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Landmark has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Landmark.

(f)

Landmark is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC.  None of Landmark or any of the Landmark Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which Landmark is the parent.

(g)

None of Landmark or any of the Landmark Subsidiaries has agreed to, nor are any required to, make any adjustment under Section 481(a) of the IRC.  None of Landmark or any Landmark Subsidiary has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the IRC within the five (5) year period ending as of the date of this Agreement.  None of Landmark nor any of the Landmark Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority.  Landmark has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC.  None of Landmark or any of the Landmark Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(h)

Except as set forth on Landmark Disclosure Schedule 2.08(h), none of Landmark or any of the Landmark Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing.  None of Landmark or any Landmark Subsidiary has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), other than as a result of being a member of a Relevant Group of which Landmark is the parent, or as a transferee or successor, by contract or otherwise.

(i)

None of Landmark or any of the Landmark Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transactions or excess loss accounts described in the Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local, or foreign Tax law) or (iv) cancellation of indebtedness arising on or prior to the Closing Date.

(j)	No bad debt reserve of Landmark or any of the Landmark Subsidiaries must be recaptured for federal income Tax purposes as a result of the Merger.

Section 2.09 No Material Adverse Effect.

Landmark has not suffered any Material Adverse Effect since December 31, 2017.  Since December 31, 2017,  Landmark and the Landmark Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

Section 2.10 Contracts.

(a)

Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Landmark (i) none of Landmark nor any of the Landmark Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (ii) to the Knowledge of

Landmark, none of the other parties to any such material contract, lease, license or other agreement or instrument (excluding instruments or agreements relating to Loans) is, with or without the lapse of time or giving of notice, or both, in breach or default in any material respect thereunder, and (iii) neither Landmark nor any of the Landmark Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of Landmark or any of the Landmark Subsidiaries.

(b)

Except as described in Landmark Disclosure Schedule 2.10, neither Landmark nor any Landmark Subsidiary is a party to or subject to: (i) any employment, consulting, termination or severance contract or arrangement in effect as of the date of this Agreement with any past or present officer, director or employee of Landmark or any Landmark Subsidiary or any other Person, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, benefits, or similar arrangements for or with any past or present officers, directors or employees of Landmark or any Landmark Subsidiary or any other Person; (iii) any collective bargaining agreement with any labor union relating to employees of Landmark or any Landmark Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Landmark or any Landmark Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Landmark or any Landmark Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Fidelity; or (vi) any contract (other than this Agreement) limiting the freedom of any Landmark Subsidiary to engage in any type of banking or bank-related business permissible under law.

(c)

True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.10(a) and (b) have been delivered to Fidelity on or before the date hereof, are listed on Landmark Disclosure Schedule 2.10 and are in full force and effect on the date hereof and neither Landmark nor any Landmark Subsidiary (nor, to the Knowledge of Landmark, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in or is reasonably likely to result in a Material Adverse Effect with respect to Landmark.  Except as set forth in Landmark Disclosure Schedule 2.10, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement.  Except as set forth in Landmark Disclosure Schedule 2.10,  no employee (including any officer) of Landmark or any Landmark Subsidiary possess the right to terminate their employment as a result of the execution of this

Agreement. Except as set forth in Landmark Disclosure Schedule 2.10, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Landmark or any Landmark Subsidiary is a party or under which Landmark or any Landmark Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it and continue to accrue future benefits thereunder. Except as set forth in Landmark Disclosure Schedule 2.10, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Landmark or any Landmark Subsidiary; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires Landmark or any Landmark Subsidiary to provide a benefit in the form of Landmark Common Stock or determined by reference to the value of Landmark Common Stock.

Section 2.11 Ownership of Property; Insurance Coverage.

(a)

Landmark and each of the Landmark Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Landmark or any Landmark Subsidiary in the conduct of their businesses (“Owned Properties”), whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Landmark Regulatory Reports and in the Landmark Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a Landmark Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the Landmark Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in Landmark Disclosure Schedule 2.11.  Landmark and the Landmark Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Landmark and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in Landmark Disclosure Schedule 2.11, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Landmark Financials.

(b)

With respect to all agreements pursuant to which Landmark or any Landmark Subsidiary has purchased securities subject to an agreement to resell, if any, Landmark or such Landmark Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)	A true and complete copy of each agreement pursuant to which Landmark or any of the Landmark Subsidiaries leases any real property (such agreements, together with any 29 amendments, modifications and other supplements thereto, collectively, the “Leases”), has heretofore been delivered to Fidelity and all such Leases are listed on Landmark Disclosure Schedule 2.11(c).  Assuming due authorization, execution and delivery by each Party thereto other than Landmark or a Landmark Subsidiary party thereto, as the case may be, each Lease is enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.  Except as set forth on Landmark Disclosure Schedule 2.11(c), there is not under any such Lease any material existing default by Landmark or any of the Landmark Subsidiaries or, to the Knowledge of Landmark, any party thereto, or any event which with notice of lapse of time or both would constitute such a default.  The consummation of the transactions this Agreement contemplates will not cause any default under the Leases, provided the consents and notices disclosed in Landmark Disclosure Schedule 2.06 have been obtained or made, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on Landmark.

(d)

The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which Landmark and the Landmark Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on Landmark.

(e)

A true and complete copy of each agreement pursuant to which Landmark or any of the Landmark Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been delivered to Fidelity.  Assuming the due authorization, execution and delivery by the counterparty thereto, each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.  To the Knowledge of Landmark, there are no existing defaults by the tenant under any Third Party Lease, and no event has occurred which with notice or lapse of time or both would constitute such a default or which individually or in the aggregate would have a Material Adverse Effect on Landmark.

(f)

Landmark and the Landmark Subsidiaries currently maintain insurance considered by Landmark to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged.  Neither Landmark nor any Landmark Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Landmark or any Landmark Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last five  (5) years Landmark has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 2.12 Legal Proceedings.

 Except as set forth in Landmark Disclosure Schedule 2.12, neither Landmark nor any Landmark Subsidiary is a party to any, and there are no pending or, to the Knowledge of Landmark, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Landmark, any Landmark Subsidiary or any Landmark Subsidiary employee as an agent of Landmark or any Landmark Subsidiary, (ii) to which Landmark or any Landmark Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Landmark to perform under this Agreement in any material respect.  There is no judgment or order of any Governmental Entity or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon Landmark, any of the Landmark Subsidiaries or the assets of Landmark or any of the Landmark Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on Landmark.

Section 2.13 Compliance with Applicable Law.

(a)

Except as set forth on Landmark Disclosure Schedule 2.13, each of Landmark and each Landmark Subsidiary is, and since January 1, 2015 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither Landmark nor any Landmark Subsidiary has received any written notice to the contrary since January 1, 2015.

(b)

Landmark and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA PATRIOT Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on Landmark. Landmark and each Landmark Subsidiary is, in all material respects, in compliance with all COVID-19 Measures enacted in response to the COVID-19 pandemic, and have used commercially reasonable efforts to implement health and safety protocols at all worksites under the control of Landmark or any Landmark Subsidiary, consistent with guidance issued by applicable United States federal, state and local health authorities.

(c)

Except as set forth on Landmark Disclosure Schedule 2.13, since January 1, 2016, neither Landmark nor any Landmark Subsidiary has received any notification or communication from any Governmental Entity:  (i) asserting that Landmark or any Landmark Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Landmark or any Landmark Subsidiary; (iii) requiring or threatening to require Landmark or any Landmark Subsidiary, or indicating that Landmark or any Landmark Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Landmark or any Landmark Subsidiary, including without limitation any restriction on the payment of dividends; (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Landmark or any Landmark Subsidiary, including without limitation any restriction on the payment of dividends; or (v) imposing any civil monetary penalties on Landmark, any Landmark Subsidiary, or any directors of Landmark (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”).  Neither Landmark nor any Landmark Subsidiary is currently subject to any Regulatory Agreement.

Section 2.14 Employee and Director Benefit Plans.

(a)

Landmark has previously made available to Fidelity true and complete copies of all employee or director benefit plans which Landmark,  Landmark Bank or any Landmark Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, all of which are set forth in Landmark Disclosure Schedule 2.14, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of Landmark,  Landmark Bank or any Landmark Subsidiary and any beneficiaries thereof or other person, or with respect to which Landmark,  Landmark Bank or any Landmark Subsidiary has or may have any obligation or liability, whether actual or contingent (the “Landmark Benefit Plans”), together with, as applicable, (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, (iii) all rulings and determination letters which pertain to any such plans, (iv) all contracts currently in force with third party administrators, actuaries, investment managers and other service providers to such plans, and (v) the non-discrimination testing results for the three (3) most recent plan years.

(b)

Neither Landmark,  Landmark Bank, any Landmark Subsidiary nor any pension plan maintained by Landmark or any Landmark Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to Landmark,  Landmark Bank, or Landmark Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan.  Except as set forth in Landmark Disclosure Schedule 2.14, with respect to each of such plans that is subject to Title IV of ERISA or any Landmark Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which Landmark or any of its ERISA Affiliates has any liability.  Landmark has not provided nor is required to provide security to any plan maintained by Landmark or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC.  Neither Landmark nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.

(c)

All Landmark Benefit Plans that are “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC.  All Landmark Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

(d)

To the Knowledge of Landmark, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Landmark or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to Landmark.

(e)

Landmark and the Landmark Subsidiaries provide continuation coverage under existing group health plans for separating employees and “qualified beneficiaries” of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.

(f)

There are no current or pending or, to the Knowledge of Landmark, threatened audits or investigations by any governmental entity involving any Landmark Benefit Plan, and there are no current or pending or, to the Knowledge of Landmark, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the Landmark Benefit Plans), suits or proceedings involving any Landmark Benefit Plan and, to the Knowledge of Landmark, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

(g)	Landmark and Landmark Bank have not contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(h)

All contributions required to be made under the terms of any Landmark Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on Landmark’s consolidated financial statements to the extent required and in accordance with GAAP. Landmark has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP.  To Landmark’s Knowledge, neither any pension plan nor any single-employer plan of Landmark nor an ERISA Affiliate has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither Landmark nor an ERISA Affiliate has an outstanding funding waiver.

(i)

None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Merger will, except as set forth in Landmark Disclosure Schedule 2.14, (i) entitle any current or former employee, consultant or director of Landmark,  Landmark Bank, or Landmark Subsidiary to severance pay or other payments or any increase in severance pay or other payments upon any termination of employment or otherwise after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable to or trigger any other material obligation pursuant to, any of the Landmark Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Landmark Benefit Plans or (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the IRC.

(j)

All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each Landmark Benefit Plan. All required Tax Returns with respect to each Landmark Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

(k)

Landmark does not maintain any Landmark Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

(l)

Except as set forth in Landmark Disclosure Schedule 2.14, to the Knowledge of Landmark, each Landmark Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the IRC complies or will comply in both form and operation with the requirements of Section 409A of the IRC.

Section 2.15 Labor Matters.

Landmark is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Landmark the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel Landmark to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of Landmark, threatened, nor is Landmark aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 2.16 Brokers, Finders and Financial Advisors.

 Except for Landmark’s engagement of PNC FIG Advisory, part of PNC Capital Markets, LLC, in connection with the transactions contemplated by this Agreement, neither Landmark nor any Landmark Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in Landmark Disclosure Schedule 2.16, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the Landmark Financials. Landmark Disclosure Schedule 2.16 shall contain as an exhibit the engagement letter between Landmark and PNC FIG Advisory, part of PNC Capital Markets, LLC.

Section 2.17 Environmental Matters.

(a)

Neither Landmark nor any Landmark Subsidiary, nor any properties owned or occupied by Landmark or any Landmark Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Landmark.  There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of Landmark threatened or any investigation pending relating to the liability of Landmark or any Landmark Subsidiary with respect to any property owned or operated by Landmark or any Landmark Subsidiary under any Environmental Law.

(b)

(i) No property, now or formerly owned or operated by Landmark or any Landmark Subsidiary or on which Landmark or any Landmark Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List (“NPL”) under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), is listed on the Comprehensive Environmental Response Compensation and Liabilities Information System (“CERCLIS”), or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations and (ii) no property, formerly owned or operated by Landmark or any Landmark Subsidiary or on which Landmark or any Landmark Subsidiary previously held a mortgage or other security interest, was, at the time Landmark or Landmark Bank owned, operated or held a mortgage or security interest was listed or proposed for listing on the NPL, was listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations; in the case of each of (i) and (ii) which may lead to claims against Landmark or any Landmark Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

(c)

(i) Landmark and the Landmark Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by Landmark or any of the Landmark Subsidiaries, or on any property in which Landmark or any of the Landmark Subsidiaries has held a loan, security interest, lien, mortgage or a fiduciary or management role (“Landmark Loan Property”) that would reasonably be likely to result in a material Environmental Liability for Landmark or the Landmark Subsidiaries, (iii) no Contamination exists at any real property owned by a third party that would reasonably be likely to result in a material Environmental Liability for Landmark or the Landmark Subsidiaries, (iv) neither Landmark nor any of the Landmark Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither Landmark nor any of the Landmark Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of Landmark or the Landmark Subsidiaries, (vi) there are no circumstances or conditions (including the presence of un-encapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving Landmark or any of the Landmark Subsidiaries, on any currently or formerly owned or operated property, or on any Landmark Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against Landmark or any of the Landmark Subsidiaries, or result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any Landmark Loan Property, and (vii) Landmark has listed in Landmark Disclosure Schedule 2.17 and delivered to Fidelity copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to Landmark, the Landmark Subsidiaries and any Owned Properties, Leased Properties or Landmark Loan Property (except, in the case of any Landmark Loan Property, Phase I environmental site assessments which did not recommend the performance of a Phase II assessment), which were prepared in the last five (5) years, and, solely with respect to Landmark Loan Properties, are material to Landmark or Landmark Bank. Landmark and Landmark Bank have obtained all environmental audits, reports or studies required by law, regulation or Landmark’s or Landmark Bank’s policies and procedures.
Section 2.18 Allowance for Loan Losses.

 The allowances for loan losses reflected, and to be reflected, in the Landmark Regulatory Reports and Landmark Financials, and shown, and to be shown, on the balance sheets contained in the Landmark Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP and all applicable regulatory criteria. Neither Landmark nor Landmark Bank has been notified in writing by any state or federal bank regulatory agency that Landmark’s reserves are inadequate or that the practices and policies of Landmark in establishing its reserves for the years ended December 31, 2020, December 31, 2019, and December 31, 2018, and in accounting for delinquent and classified assets, with respect to such periods, fail to comply with applicable accounting or regulatory requirements. At the date of the Agreement, Landmark’s and Landmark Bank’s respective allowance for loan losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP.

Section 2.19 Related Party Transactions.

 Except as set forth in Landmark Disclosure Schedule 2.19, neither Landmark nor Landmark Bank is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Landmark (except any Landmark Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth in Landmark Disclosure Schedule 2.19, no loan or credit accommodation to any Affiliate of Landmark is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Landmark nor Landmark Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Landmark Bank is inappropriate.

Section 2.20 Loans.

(a)

Each loan reflected as an asset in the Landmark Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, in accordance with applicable law, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Landmark.

(b)

Landmark Disclosure Schedule 2.20 sets forth a listing, as of December 31,  2020, by account, of: (i) all loans (including loan participations) of Landmark Bank or any other Landmark Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Landmark Bank or any other Landmark Subsidiary which have been terminated by Landmark Bank or any other Landmark Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Landmark Bank or any other Landmark Subsidiary during the past twelve months of, or has asserted against Landmark Bank or any other Landmark Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Landmark Bank, each borrower, customer or other party which has given Landmark Bank or any other Landmark Subsidiary any oral notification of, or orally asserted to or against Landmark Bank or any other Landmark Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Assets Especially Mentioned, “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past one (1) year, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms (except for reductions, extensions, modifications and amendments contained in the loan file, true and complete copies of which have been made available to Fidelity, and which such reductions, extensions, modifications and amendments do not constitute troubled debt restructurings, are in compliance with the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), and are otherwise in compliance with this Section 2.20), or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Landmark Bank or any Landmark Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  All loans of Landmark Bank have been classified in accordance with the loan policies and procedures of Landmark Bank.

(c)

All loans receivable (including discounts) and accrued interest entered on the books of Landmark and the Landmark Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Landmark’s or the appropriate Landmark Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  The loans, discounts and the accrued interest reflected on the books of Landmark and the Landmark Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by Landmark or the appropriate Landmark Subsidiary free and clear of any and all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(d)

The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e)

Landmark Disclosure Schedule 2.20 sets forth, as of December 31,  2020, a schedule of all executive officers and directors of Landmark who have outstanding loans from Landmark or Landmark Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f)	To the Knowledge of Landmark, no shares of Landmark Common Stock were purchased with the proceeds of a loan made by Landmark or any Landmark Subsidiary.

(g)

All loans owned by Landmark or any Landmark Subsidiary, or in which Landmark or any Landmark Subsidiary has an interest, comply in all material respects with applicable laws, including applicable usury statutes, underwriting and recordkeeping requirements and the truth in Leading Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures, Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(h)

Landmark and each Landmark Subsidiary hold the mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans, and all loans owned by Landmark and each Landmark Subsidiary are with full recourse to the borrowers, and neither Landmark nor any Landmark Subsidiary has taken any action which would reasonably be likely to result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan.  To the Knowledge of Landmark, all applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

(i)

Each outstanding loan participation sold by Landmark or any Landmark Subsidiary was sold with the risk of non-payment  of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to Landmark or any Landmark Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation.

Section 2.21 Landmark Information.

(a)	The information relating to Landmark and Landmark Subsidiaries to be provided by Landmark in the Proxy Statement/Prospectus, the Registration Statement, any filing by 39

Fidelity pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith (except for such portions thereof as relate only to Fidelity or the Fidelity Subsidiaries), will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

(b)

The information, relating to Landmark and Landmark’s Subsidiaries to be provided by Landmark for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 2.22 “Well Capitalized”.

 Landmark Bank is “well capitalized” and to Landmark’s Knowledge there has not been an event or occurrence since January 1, 2020 that could reasonably be expected to result in determination that Landmark Bank is not “well capitalized” as determined by the Bank Regulators.

Section 2.23 Investment Securities.

Except as set forth on Landmark Disclosure Schedule 2.23, none of the investments reflected in the Landmark Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of Landmark to freely dispose of the investments at any time.  All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on Landmark.

Section 2.24 Equity Plans and Agreements.

Neither Landmark nor any other Landmark Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of Landmark or any Landmark Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in Landmark or any other Landmark Subsidiary, present, contingent, vested, unvested or otherwise, other than the plans, agreements and other arrangements described in Landmark Disclosure Schedule 2.24.  Landmark Disclosure Schedule 2.24 sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

Section 2.25 Tax Matters.

At the date hereof, Landmark has not taken or agreed to take any action, and does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.

Section 2.26 Opinion of Financial Advisor.

The Landmark board of directors has received an opinion, dated the date of this Agreement, from PNC FIG Advisory, part of PNC Capital Markets, LLC (which, if initially rendered verbally, will be confirmed in a written opinion, and which opinion has not been amended or rescinded as of the date of this Agreement) to the effect that, subject to the terms, conditions, and qualifications set forth therein, as of the date of such opinion, the Merger Consideration to be received by holders of Landmark Common Stock pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

Section 2.27 Intellectual Property.

(a)

Landmark and each Landmark Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Landmark’s or each of the Landmark Subsidiaries’ business, and neither Landmark nor any Landmark Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Landmark and each Landmark Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To Landmark’s Knowledge, the conduct of the business of Landmark and each Landmark Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

(b)

At all times, (i) Landmark and each of the Landmark Subsidiaries have taken commercially reasonable actions to protect and maintain (A) all Landmark intellectual property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) Landmark’s and the Landmark Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Landmark in connection with its business and have not materially malfunctioned or failed within the past two (2) years, (iii) to Landmark’s Knowledge, no Person has gained unauthorized access to the IT Assets and (iv) Landmark has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

(c)

Landmark Bank obtains its material data processing services, ATM and other information technology services exclusively through the contracts or agreements with the Persons described in Landmark Disclosure Schedule 2.27(c)  (“DP Contracts”).  A true and correct executed copy of each DP Contract, as in effect on the date hereof, has been made available to Fidelity.  Other than the DP Contracts, Landmark has no agreement with any other Person for data processing, ATM or other technology services.

Section 2.28 Trust Accounts.

Landmark Bank has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Landmark Bank has filed all Tax Returns required to be filed on behalf of all accounts for which it acts as a fiduciary.  Neither Landmark Bank, nor any of their respective officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 2.29 State Takeover Statutes.

 The adoption and approval by the board of Landmark of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render, inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar Law, and, to the extent applicable, the provisions of any potentially applicable articles of Landmark’s articles of incorporation.

Section 2.30 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. PATRIOT Act.

 Landmark Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder.  Except as would not be material to Landmark Bank and the Landmark Bank Subsidiaries, taken as a whole, Landmark Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 2.31 Quality of Representations.

   Except for the representations and warranties contained in this Article II, neither Landmark, any Landmark Subsidiary nor any other Person on behalf of Landmark or any Landmark Subsidiary makes any other express or implied representation or warranty with respect to Landmark or any Landmark Subsidiary or with respect to any other information provided to Fidelity or any Fidelity Subsidiary in connection with the transactions contemplated hereunder.  Neither Landmark, any Landmark Subsidiary nor any other Person will have or be subject to any liability or indemnification obligation to Fidelity or any Fidelity Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts of other material made available to them in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article II.  Fidelity, Acquisition Subsidiary and Fidelity Bank acknowledge that neither Landmark nor any Landmark Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article II, and that they have not relied on any representation or warranty other than those set forth in this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FIDELITY AND FIDELITY BANK

Fidelity and Fidelity Bank represent and warrant to Landmark and Landmark Bank that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Fidelity Disclosure Schedule delivered by Fidelity and Fidelity Bank to Landmark and Landmark Bank on the date hereof or as amended, and except as to any representation or warranty which specifically relates to an earlier date.  Fidelity and Fidelity Bank have made a good faith effort to ensure that the disclosure on each schedule of the Fidelity Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the Fidelity Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 3.01 Standard.

   No representation or warranty of Fidelity and Fidelity Bank contained in this Article III shall be deemed untrue or incorrect, and Fidelity and Fidelity Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 3.02(a), 3.02(b), 3.02(c), 3.03(a), 3.03(b), 3.04 and 3.09, nor shall it apply to the representations and warranties contained in Section 3.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 3.02 Organization.

(a)

Fidelity is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Fidelity is a bank holding company duly registered under the BHCA. Fidelity has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Fidelity is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as a result of  the ownership or leasing of its property or conduct of its business, except where the failure to be so qualified would not have a Material Adverse Effect on Fidelity.

(b)

Fidelity Bank is a Pennsylvania state-chartered bank and trust company and is regulated by the FDIC and the PDS.  Fidelity is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Fidelity Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

(c)

There are no Fidelity Subsidiaries other than Fidelity Bank, and those identified on Fidelity Disclosure Schedule 3.02. Each of Fidelity’s Subsidiaries (i) was duly organized, (ii) is validly existing and in good standing under the laws of its jurisdiction of organization, (iii) is duly licensed or qualified to do business in, and in good standing under the laws of, all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as would not reasonably be expected to have a Material Adverse Effect on Fidelity or Fidelity Bank and (iv) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease its properties and assets and to carry on its business as now conducted, except for purposes of clause (iii) only, as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Fidelity.  The articles of incorporation, bylaws and similar governing documents of each Subsidiary of Fidelity, copies of which have been made available to Landmark, are true and correct copies of such documents as amended, supplemented, restated and/or otherwise modified and in effect on the date of this Agreement.

(d)

The respective minute books of Fidelity and Fidelity Bank and each other Fidelity Subsidiary accurately record, in all material respects, all corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of Fidelity and each such Fidelity Subsidiary.

(e)

Prior to the date of this Agreement, Fidelity has delivered to Landmark true and correct copies of the articles of incorporation and bylaws of Fidelity and the articles of incorporation and bylaws of Fidelity Bank, each as in effect on the date hereof.

(f)	Fidelity Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.

Section 3.03 Capitalization.

(a)

As of the date of this Agreement, the authorized capital stock of Fidelity consists of fifteen million (15,000,000) shares of without par value divided into (i) ten million (10,000,000) shares common stock, no par value (“Fidelity Common Stock”), of which four million nine hundred seventy seven thousand seven hundred fifty (4,977,750) shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement and free of preemptive rights and (ii) five million (5,000,000) shares of preferred stock, no par value, of which no shares are outstanding. There are no shares of Fidelity Common Stock held by Fidelity as treasury stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Fidelity’s shareholders may vote has been issued by Fidelity and are outstanding.  Except as disclosed in Fidelity Disclosure Schedule 3.03(a), neither Fidelity nor any Fidelity Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Fidelity Common Stock, or any other security of Fidelity or any securities representing the right to vote, purchase or otherwise receive any shares of Fidelity Common Stock or any other security of Fidelity.

(b)

The authorized capital stock of Fidelity Bank consists of five million (5,000,000) shares of common stock, par value of $1.5625 per share (“Fidelity Bank Common Stock”), of which five million (5,000,000) shares are outstanding, validly issued, fully paid, nonassessable, and free of preemptive rights and owned by Fidelity.  Except as set forth on Fidelity  Disclosure Schedule 3.03, neither Fidelity Bank nor any Fidelity Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Fidelity Subsidiary or any other security of any Fidelity Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Fidelity Subsidiary. Except as set forth in Fidelity Disclosure Schedule 3.03, Fidelity and Fidelity Bank owns all of the outstanding shares of capital stock of each Fidelity Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c)

Except as set forth in Fidelity Disclosure Schedule 3.03, neither (i) Fidelity, nor (ii) any other Fidelity Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of Fidelity, Fidelity Bank and Fidelity Subsidiaries, equity interests held by Fidelity Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Fidelity Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Fidelity or Fidelity Bank with respect to any other company’s capital stock or the equity of any other person.

Section 3.04 Authority; No Violation.

(a)

Fidelity has full corporate power and authority to execute and deliver this Agreement and subject to the receipt of the Regulatory Approvals, and, if required, the approval and adoption of this Agreement and the Merger by the affirmative vote required of shareholders pursuant to the PAC and Fidelity’s articles of incorporation and bylaws and NASDAQ Listing Agreement and Listing Rules (the “Fidelity Shareholder Approval”), to consummate the transactions contemplated hereby. Fidelity Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and, subject to the receipt of any required Regulatory Approvals, to consummate the Bank Merger.  The execution and delivery of this Agreement by Fidelity and the completion by Fidelity of the transactions contemplated hereby have been duly and validly approved by the board of directors of Fidelity. Except for Fidelity Shareholder Approval as required under the PAC, Fidelity’s articles of incorporation and bylaws and NASDAQ Listing Agreement and Listing Rules, no other corporate proceedings on the part of Fidelity are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fidelity and, subject to (i) Fidelity Shareholder Approval as required and under the PAC, and Fidelity’s articles of incorporation and bylaws and NASDAQ Listing Agreement and Listing Rules, (ii) approval and adoption by Fidelity as the sole shareholder of Fidelity Bank, (iii) the approval and adoption by Fidelity as the sole member of Acquisition Subsidiary, (iv) the receipt of the required approvals of Bank Regulators described in Section 3.04 hereof, (v) the due and valid execution and delivery of this Agreement by Landmark,  (vi) the filing with the SEC of the Proxy Statement/Prospectus and the Registration Statement, and the declaration of effectiveness of the Registration Statement, (vii) the filing of a Statement of Merger with, and its acceptance for record by, the PDS pursuant to the ETL and the filings required by the PDB for the Bank Merger, (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Fidelity Common Stock pursuant to this Agreement, and (ix) approval of the listing on NASDAQ of such shares of Fidelity Common Stock issuable in the Merger, constitutes the valid and binding obligation of Fidelity enforceable against Fidelity in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

The Bank Plan of Merger, upon its execution and delivery by Fidelity Bank subject to the execution and delivery of the Bank Plan of Merger by Landmark Bank, will constitute the valid and binding obligation of Fidelity Bank, enforceable against Fidelity Bank in accordance with its terms, subject to the required approvals of Bank Regulators and subject to applicable conservatorship and receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)

The execution and delivery of this Agreement by Fidelity subject to, (i) the execution and delivery of the Bank Plan of Merger by Fidelity Bank, (ii) receipt of approvals from the Bank Regulators referred to in Section 3.04 hereof and Landmark’s and Fidelity’s compliance with any conditions contained therein, (iii) the completion of the transactions contemplated hereby, (iv) compliance by Fidelity with any of the terms or provisions hereof, and (v) making the filings listed in Section 3.04(a), will not (A) conflict with or result in a material breach of any provision of the articles of incorporation or other organizational document or bylaws of Fidelity or any Fidelity Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Fidelity or any Fidelity Subsidiary or any of their respective properties or assets; or (C) except as set forth on Fidelity Disclosure Schedule 3.04, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Fidelity or any Fidelity Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Fidelity or any Fidelity Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (C) above, for violations which, either individually or in the aggregate, will not have a Material Adverse Effect on Fidelity or any Fidelity Subsidiary.

Section 3.05 Consents.

Except for (a) the consents, approvals, filings and registrations with any Governmental Entity and compliance with any conditions contained therein, (b) the approval and adoption of this Agreement by the sole member of Acquisition Subsidiary and by the Fidelity board of directors, (c) the approval and adoption of the Bank Plan of Merger by Fidelity as sole shareholder of Fidelity Bank under applicable law, and (d) except as disclosed in Fidelity Disclosure Schedule 3.05, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (i) the execution and delivery of this Agreement by Fidelity, or the Bank Plan of Merger by Fidelity Bank, and (ii) the completion by Fidelity of the transactions contemplated hereby or by Fidelity Bank of the Bank Merger. As of the date hereof, Fidelity and Fidelity Bank have no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Fidelity or Fidelity Bank to complete the transactions contemplated by this Agreement or that (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 3.06 Regulatory Reports; Financial Statements; Undisclosed Liabilities.

(a)

Fidelity has previously made available to Landmark the Fidelity Regulatory Reports through September 30, 2020.  Except as set forth on Fidelity Disclosure Schedule 3.06, the Fidelity Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders’ equity of Fidelity or Fidelity Bank as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

(b)

Fidelity has previously delivered to Landmark the Fidelity Financials as of the date hereof and will deliver all the Fidelity Financials after the date hereof.  Except as set forth on Fidelity Disclosure Schedule 3.06, the Fidelity Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Fidelity as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c)	At the date of each balance sheet included in the Fidelity Financials or Fidelity Regulatory Reports, neither Fidelity nor Fidelity Bank (as the case may be) had, or will have, any 47 liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Fidelity Financials or Fidelity Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate to Fidelity or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

(d)

Except as set forth on Fidelity Disclosure Schedule 3.06, the records, systems, controls, data and information of Fidelity and the Fidelity Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Fidelity or any Fidelity Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 3.06(d).  Fidelity (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, as consistently applied to Fidelity, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to Fidelity, including its consolidated Fidelity Subsidiaries, is made known to the chief executive officer and the controller of Fidelity by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Fidelity’s outside auditors and the audit committee of Fidelity’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Fidelity’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Fidelity’s internal control over financial reporting.  These disclosures (if any) were made in writing by management to Fidelity’s auditors and audit committee and a copy has previously been made available to Landmark.

(e)

Except as set forth in the Fidelity Disclosure Schedule 3.06, since December 31, 2017, each of Fidelity and the Fidelity Subsidiaries have timely filed all Fidelity Regulatory Reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that any of them were required to file with any Governmental Entity, and have timely paid all fees and assessments due and payable in connection therewith.  There is no material unresolved violation or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Fidelity or any of the Fidelity Subsidiaries.  Fidelity has made available to Fidelity Bank the Fidelity Regulatory Reports and the Fidelity Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

(f)

Since December 31, 2017, (i) neither Fidelity nor any of the Fidelity Subsidiaries nor, to the Knowledge of Fidelity, Fidelity Bank, any director, officer, employee, auditor, accountant or representative of Fidelity or any of the Fidelity Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Fidelity or any of the Fidelity Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Fidelity or any of the Fidelity Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Fidelity or any of the Fidelity Subsidiaries, whether or not employed by Fidelity or any of the Fidelity Subsidiaries, has reported evidence of a material violation of law or regulation, breach of fiduciary duty or similar violation by Fidelity or Fidelity Bank, or any of their respective officers, directors, employees or agents to the boards of directors of Fidelity or Fidelity Bank or any committee thereof or to any director or officer of Fidelity or Fidelity Bank.

(g)

No agreement pursuant to which any loans or other assets have been or shall be sold by Fidelity or the Fidelity Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of representation or covenant by Fidelity or the Fidelity Subsidiaries, to cause Fidelity or the Fidelity Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against Fidelity or the Fidelity Subsidiaries, and there has been no agreement.  The Fidelity Regulatory Reports have disclosed, since December 31, 2019, any cash, stock or other dividend or any other distribution with respect to the capital stock of Fidelity that has been declared, set aside or paid.

Section 3.07 Taxes.

(a)

All income and other material or material in the aggregate Tax Returns required to have been filed by Fidelity and the Fidelity Subsidiaries have been duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects.  All income and other material Taxes due and payable by Fidelity and the Fidelity Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b)

There is no action, audit, dispute or claim now pending or proposed or threatened in writing against Fidelity or any of the Fidelity Subsidiaries in respect of Taxes.  Except as set forth in Fidelity Disclosure Schedule 3.07, neither Fidelity nor any of the Fidelity Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed.  No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of Fidelity or the Fidelity Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens on any of the assets of Fidelity with respect to Taxes other than for Taxes not yet due and payable.

(c)

Each of Fidelity and the Fidelity Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d)

Fidelity Disclosure Schedule 3.07 lists all Tax Returns filed by Fidelity or the Fidelity Subsidiaries for taxable periods ended on or after December 31, 2017 that have been or are currently the subject of audit.  Except as set forth on Fidelity Disclosure Schedule 3.07, neither Fidelity nor any of the Fidelity Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(e)

No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Fidelity are pending with respect to Fidelity.  Fidelity has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Fidelity has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Fidelity.

Section 3.08 Legal Proceedings.

 Except as set forth in Fidelity Disclosure Schedule 3.08, neither Fidelity nor any Fidelity Subsidiary is a party to any, and there are no pending or, to the Knowledge of Fidelity, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or un-asserted), actions or governmental investigations or inquiries of any nature (i) against Fidelity, any Fidelity Subsidiary or any Fidelity Subsidiary employee as an agent of Fidelity or any Fidelity Subsidiary, (ii) to which Fidelity or any Fidelity Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Fidelity to perform under this Agreement in any material respect.  There is no judgment or order of any Governmental Entity or regulatory restriction other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon Fidelity, any of the Fidelity Subsidiaries or the assets of Fidelity or any of the Fidelity Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on Fidelity.

Section 3.09 No Material Adverse Effect.  Except as set forth in Fidelity Disclosure Schedule 3.09,  Fidelity has not suffered any Material Adverse Effect since December 31, 2019.  Since December 31, 2019,  Fidelity and the Fidelity Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

Section 3.10 Ownership of Property; Insurance Coverage.

(a)

Fidelity and each of the Fidelity Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Fidelity or any Fidelity Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Fidelity Regulatory Reports and in the Fidelity Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a Fidelity Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the Fidelity Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in Fidelity Disclosure Schedule 3.10.  Fidelity and the Fidelity Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Fidelity and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in Fidelity Disclosure Schedule 3.10, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Fidelity Financials.

(b)

Fidelity and the Fidelity Subsidiaries currently maintain insurance considered by Fidelity to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged.  Neither Fidelity nor any Fidelity Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Fidelity or any Fidelity Subsidiary under such policies.

Section 3.11 Compliance with Applicable Law.

(a)

Each of Fidelity and each Fidelity Subsidiary is, and since January 1, 2017 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, and neither Fidelity nor any Fidelity Subsidiary has received any written notice to the contrary since January 1, 2017.

(b)

Fidelity and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, including, without limitation, the Equal Credit Opportunity Act, the United States Foreign Corrupt Practices Act, the Fair Housing Act, the Community Reinvestment Act, Home Mortgage Disclosure Act, the USA PATRIOT Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, applicable limits on loans to one borrower, and all other applicable fair lending laws and other laws relating to discriminatory business practice, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on Fidelity.

(c)

Except as disclosed on Fidelity Disclosure Schedule 3.11, since January 1, 2017, neither Fidelity nor any Fidelity Subsidiary has received any notification or communication from any Governmental Entity (i) asserting that Fidelity or any Fidelity Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Fidelity or any Fidelity Subsidiary; (iii) requiring or threatening to require Fidelity or any Fidelity Subsidiary, or indicating that Fidelity or any Fidelity Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Fidelity or any Fidelity Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Fidelity or any Fidelity Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Fidelity nor any Fidelity Subsidiary has consented to or entered into any Regulatory Agreement, except as disclosed on Fidelity Disclosure Schedule 3.11.

Section 3.12 Employee and Director Benefit Plans.

(a)

Fidelity Disclosure Schedule 3.12 sets forth all employee or director benefit plans which Fidelity,  Fidelity Bank or any Fidelity Subsidiary currently maintains, including but not limited to bonus plans; employee benefit plans within the meaning of ERISA Section 3(3); profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; reimbursement arrangements; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, maintained or contributed to for the benefit of the employees, former employees (including retired employees), directors, or former directors of Fidelity,  Fidelity Bank or any Fidelity Subsidiary and any beneficiaries thereof or other person, or with respect to which Fidelity,  Fidelity Bank or any Fidelity Subsidiary has or may have any obligation or liability, whether actual or contingent (the “Fidelity Benefit Plans”).

(b)

Neither Fidelity,  Fidelity Bank, any Fidelity Subsidiary nor any pension plan maintained by Fidelity or any Fidelity Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to Fidelity,  Fidelity Bank, or any Fidelity Subsidiary, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section

4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan.  Except as set forth in Fidelity Disclosure Schedule 3.12, with respect to each of such plans that is subject to Title IV of ERISA or any Fidelity Benefit Plans, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which Fidelity or any of its ERISA Affiliates has any liability.  Fidelity has not provided nor is required to provide security to any plan maintained by Fidelity or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC.  Neither Fidelity nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan.

(c)

All Fidelity Benefit Plans that are “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC.  Except as set forth in Fidelity Disclosure Schedule 3.12, all Fidelity Benefit Plans comply and have complied with and have been operated and administered in all material respects in accordance with their terms and with applicable law.

(d)

To the Knowledge of Fidelity, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Fidelity or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to Fidelity.

(e)

Fidelity and the Fidelity Subsidiaries provide continuation coverage under existing group health plans for separating employees and “qualified beneficiaries” of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f) or 40 P.S. § 756.2 et seq.

(f)

There are no current or pending or, to the Knowledge of Fidelity, threatened audits or investigations by any governmental entity involving any Fidelity Benefit Plan, and there are no current or pending or, to the Knowledge of Fidelity, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the Fidelity Benefit Plans), suits or proceedings involving any Fidelity Benefit Plan and, to the

Knowledge of Fidelity, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

(g)	Fidelity has not contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(h)

All contributions required to be made under the terms of any Fidelity Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on Fidelity’s consolidated financial statements to the extent required and in accordance with GAAP. Fidelity has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP.  To Fidelity’s Knowledge, neither any pension plan nor any single-employer plan of Fidelity nor an ERISA Affiliate has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither Fidelity nor an ERISA Affiliate has an outstanding funding waiver.

Section 3.13 Labor Matters.

 Fidelity is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Fidelity the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel Fidelity to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of Fidelity, threatened, nor is Fidelity aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.14 Brokers, Finders and Financial Advisors.

Except for Fidelity’s engagement of Janney Montgomery Scott LLC and Commonwealth Advisors, Inc. in connection with the transactions contemplated by this Agreement, neither Fidelity nor any Fidelity Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in Fidelity Disclosure Schedule 3.14, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the Fidelity Financials.  Fidelity Disclosure Schedule 3.14 shall contain as an exhibit the engagement letters.

Section 3.15 Environmental Matters.

(a)

Neither Fidelity nor any Fidelity Subsidiary, nor any properties owned or occupied by Fidelity or any Fidelity Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Fidelity.  There are no actions, suits, proceedings, or demands, claims or notices, including without limitation, demand letters or requests for information from any Governmental Entity, instituted or pending, or to the Knowledge of Fidelity threatened or any investigation pending relating to the liability of Fidelity or any Fidelity Subsidiary with respect to any property owned or operated by Fidelity or any Fidelity Subsidiary under any Environmental Law.

(b)

No property, now or, to the Knowledge of Fidelity, formerly owned or operated by Fidelity or any Fidelity Subsidiary or on which Fidelity or any Fidelity Subsidiary holds or, to the Knowledge of Fidelity, held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL under CERCLA, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Fidelity or any Fidelity Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

(c)

(i) Fidelity and the Fidelity  Subsidiaries are in compliance in all material respects with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds under any Environmental Law exists at any real property, including buildings or other structures, currently or formerly owned or operated by Fidelity or any of the Fidelity Subsidiaries, or on any property in which Fidelity or any of the Fidelity Subsidiaries has held a security interest, lien or a fiduciary or management role (“Fidelity Loan Property”) that would reasonably be likely to result in a material Environmental Liability for Fidelity or the Fidelity Subsidiaries, (iii) no Contamination exists at any real property owned by a third party that would reasonably be likely to result in a material Environmental Liability for Fidelity or the Fidelity Subsidiaries, (iv) neither Fidelity nor any of the Fidelity Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither Fidelity nor any of the Fidelity Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of Fidelity or the Fidelity Subsidiaries, (vi) there are no circumstances or conditions (including the presence of un-encapsulated friable asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving Fidelity or any of the Fidelity Subsidiaries, on any currently or formerly owned or operated property, or any Fidelity Loan Property, that could reasonably be expected to result in any material claims, liability or investigations against Fidelity or any of the Fidelity Subsidiaries, or result in any material restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law or materially and adversely affect the value of any Fidelity Loan Property, and (vii) Fidelity has listed in Fidelity Disclosure Schedule 3.15 and made available to Fidelity copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to Fidelity, the Fidelity Subsidiaries and any owned properties, leased properties or Fidelity Loan Property, which were prepared in the last five (5) years, and, solely with respect to Fidelity Loan Properties, are material to Fidelity.

Section 3.16 Related Party Transactions.

 Neither Fidelity nor any Fidelity Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Fidelity (except any Fidelity Subsidiary), except transactions (a) made in the ordinary course of business, (b) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) not involving more than the normal risk of collectability or present other unfavorable features.

Section 3.17 Loans.

(a)

Each loan reflected as an asset in the Fidelity Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Fidelity.

(b)

The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(c)

All loans owned by Fidelity or any Fidelity Subsidiary, or in which Fidelity or any Fidelity Subsidiary has an interest, comply in all material respects with applicable laws, including applicable usury statutes, underwriting and recordkeeping requirements and the truth in Leading Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures, Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Section 3.18 Deposit Liabilities.

(a)

The Deposit Liabilities of Fidelity Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due and Fidelity Bank is authorized to hold the Deposit Liabilities.  Except for such liens as set forth on the Fidelity Disclosure Schedule 3.18, the Deposit Liabilities of Fidelity Bank are not subject to any lien, including without limitation any liens in favor of Fidelity Bank and are not, as of the close of business on the Closing Date, subject to court order, legal restraint, automatic stay in bankruptcy, other legal process or stop payment orders.

(b)

All of the Deposit Liabilities of Fidelity Bank have been administered and originated, in compliance in all material respects with the documents governing the relevant type of deposit account and all applicable laws and regulations.  The Deposit Liabilities of Fidelity Bank were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, and has been operated in compliance with Fidelity Bank’s policies and procedures. No Deposit Liabilities of Fidelity Bank are maintained by a “money service business” within the meaning of regulations promulgated under the USA PATRIOT Act. None of the Deposit Liabilities of Fidelity Bank account holders are on the list of Specially Designated Nationals or Blocked Persons of the Office of Foreign Assets Control.

(c)	Fidelity Bank has properly accrued interest on the Deposit Liabilities of Fidelity Bank and the records respecting the Deposit Liabilities accounts accurately reflect such accruals of interest.

(d)

None of the Deposit Liabilities of Fidelity Bank are “brokered deposits” within the meaning of the rules and regulations of the FDIC; none of the Deposit Liabilities of Fidelity Bank were obtained through the Certificate of Deposit Account Registry Service or similar reciprocal placement network or through an internet listing service.  None of the Deposit Liabilities of Fidelity Bank are held by Federal, State, county or other municipal governments or governmental or quasi-governmental agencies or are subject to escheat.

(e)

With respect to the Deposit Liabilities of Fidelity Bank,  Fidelity Bank is in material compliance with the law and Treasury Regulations relating to (i) obtaining from depositors of the Deposit Liabilities of Fidelity Bank executed IRS Forms W-8 and W-9 when appropriate and (ii) reporting of interest.

Section 3.19 Allowance for Loan Losses.

 The allowances for loan losses reflected, and to be reflected, in the Fidelity Regulatory Reports and Fidelity Financials, and shown, and to be shown, on the balance sheets contained in the Fidelity Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP and all applicable regulatory criteria. Neither Fidelity nor Fidelity Bank has been notified in writing by any state or federal bank regulatory agency that Fidelity’s reserves are inadequate or that the practices and policies of Fidelity in establishing its reserves for the years ended December 31, 2020, December 31, 2019,  and December 31, 2018, and in accounting for delinquent and classified assets, with respect to such periods, fail to comply with applicable accounting or regulatory requirements. At the date of the Agreement, Fidelity’s and Fidelity Bank’s respective allowance for loan losses are sufficient for their reasonably anticipated loan losses, are in compliance with the standards established by applicable Governmental Entities and are adequate under GAAP.

Section 3.20 Fidelity Information.

(a)

The information relating to Fidelity and Fidelity Subsidiaries to be provided by Fidelity in the Proxy Statement/Prospectus, the Registration Statement, any filing by Fidelity pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith (except for such portions thereof as relate only to Landmark or the Landmark Subsidiaries), will comply with the provisions of the Securities Act and the Exchange Act and rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

(b)

The information, relating to Fidelity and Fidelity’s Subsidiaries to be provided by Fidelity for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required Regulatory Approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 3.21 “Well Capitalized”.

   Fidelity Bank is “well capitalized” and to Fidelity’s Knowledge there has not been an event or occurrence since January 1, 2020 that could reasonably be expected to result in determination that Fidelity Bank is not “well capitalized” as determined by the Bank Regulators.

Section 3.22 Intellectual Property.

 (a) Fidelity and each Fidelity Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade or fictitious names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Fidelity’s or each of the Fidelity Subsidiaries’ business, and neither Fidelity nor any Fidelity Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Fidelity and each Fidelity Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To Fidelity’s Knowledge, the conduct of the business of Fidelity and each Fidelity Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

(b)(i) Fidelity and each of the Fidelity Subsidiaries utilize commercially reasonable actions to protect and maintain (A) all Fidelity intellectual property and (B) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements, (ii) Fidelity’s and the Fidelity Subsidiaries’ IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Fidelity in connection with its business and have not materially malfunctioned or failed within the past two (2) years, (iii) to Fidelity’s Knowledge, no Person has gained unauthorized access to the IT Assets  and (iv) Fidelity has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

Section 3.23 Merger Consideration.

Fidelity, on a consolidated basis, now has and will have, at the Effective Time, available cash sufficient to pay the amounts required to be paid to Landmark shareholders pursuant to this Agreement and shares available and reserved to pay the Stock Consideration, upon consummation of the Merger.  The shares of Fidelity Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 3.24 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. PATRIOT Act.  Fidelity Bank is in compliance in all material respects with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and all regulations promulgated thereunder.  Except as would not be material to Fidelity Bank and the Fidelity Bank Subsidiaries, taken as a whole, Fidelity Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 3.25 Tax Matters.

 At the date hereof, Fidelity has not taken or agreed to take any action, and does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC.  Neither Fidelity, Fidelity Bank, nor any member of a Relevant Group, has any plan or intention to reacquire any of the Fidelity Common Stock issued in the Merger (except as may be reacquired in the course of Fidelity’s regular historic reacquisitions of Fidelity Common Stock).  Fidelity plans to continue the historic business of Landmark and Landmark Bank.

Section 3.26 Opinion of Financial Advisor.

 The Fidelity board of directors has received an opinion, dated the date of this Agreement, from Janney Montgomery Scott LLC (which, if initially rendered verbally, will be confirmed in a written opinion, and which opinion has not been amended or rescinded as of the date of this Agreement) to the effect that, subject to the terms, conditions, and qualifications set forth therein, as of the date of such opinion, the Merger Consideration pursuant to the Merger is fair, from a financial point of view, to Fidelity.

Section 3.27 Securities Documents.

 The Securities Documents filed and to be filed by Fidelity under the Exchange Act at any time since December 31, 2018 comply with or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC. None of the Securities Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Fidelity Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Fidelity has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act. There are no outstanding comments from or unresolved issues raised by the SEC staff with respect to the Securities Documents.

Section 3.28 Acquisition Subsidiary Ownership.

   Fidelity, at all times prior to the Effective Time, shall be the sole member of Acquisition Subsidiary.  Acquisition Subsidiary shall be classified as a business entity that is disregarded as an entity for federal income tax purposes under the IRC.

Section 3.29 Quality of Representations.

 Except for the representations and warranties contained in this Article III, neither Fidelity, any Fidelity Subsidiary nor any other Person on behalf of Fidelity or any Fidelity Subsidiary makes any other express or implied representation or warranty with respect to Fidelity or any Fidelity Subsidiary or with respect to any other information provided to Landmark or any Landmark Subsidiary in connection with the transactions contemplated hereunder.  Neither Fidelity nor any other Person will have or be subject to any liability or indemnification obligation to Landmark or any Landmark Subsidiary or any other Person resulting from the distribution to them, or their use of, any such information, including any information, documents, projections, forecasts or  other material made available to them in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III.  Landmark and Landmark Bank acknowledge that neither Fidelity nor any Fidelity Subsidiary makes any representations or warranties except for the representations and warranties contained in this Article III, and that they have not relied on any representation or warranty other than those set forth in this Article III.

ARTICLE IVREPRESENTATIONS AND WARRANTIES OF ACQUISITION SUBSIDIARY

Acquisition Subsidiary herby represents and warrants to Landmark and Landmark Bank that:

Section 4.01 Organization.

 Acquisition Subsidiary is a limited liability company duly organized, validly existing and duly subsisting under the laws of the Commonwealth of Pennsylvania.  All membership interests of Acquisition Subsidiary are validly issued, fully paid and non-assessable and are owned directly by Fidelity free and clear of any lien, charge or other encumbrance.

Section 4.02 Authority.

 Acquisition Subsidiary has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of the transactions described herein have been duly and validly authorized by all necessary corporate actions (including, without limitation, member action) in respect thereof on the part of Acquisition Subsidiary.  This Agreement is a valid and binding obligation of Acquisition Subsidiary, enforceable against Acquisition Subsidiary in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditor’s rights or general principles of equity.

Section 4.03 Approval.

   Fidelity, as sole member of Acquisition Subsidiary, has voted to approve this Agreement and the Merger.

Section 4.04 Quality of Representations.

 The representations made by Acquisition Subsidiary in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.01 Conduct of Landmark’s Business.

(a)

From the date of this Agreement to the Closing Date, Landmark and its Subsidiaries will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course of business consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of Fidelity (such written consent not to be unreasonably withheld, conditioned or delayed).  Landmark will use its commercially reasonable efforts, and will cause each of its Subsidiaries to use its commercially reasonable efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve the goodwill of its customers and others with whom business relationships exist.

(b)

From the date hereof to the Closing Date, except as otherwise consented to or approved by Fidelity in writing, which consent or approval consideration shall be undertaken and communicated by Fidelity in a commercially reasonable manner, or as permitted, or required, by this Agreement, Landmark will not, and will not permit any Subsidiary to:

(i)	amend or change any provision of its articles of incorporation or bylaws;

(ii)

sell or otherwise dispose of any capital stock,  change the number of authorized, issued, or outstanding shares of its capital stock or issue any shares or securities, except for the exercise of Landmark Options outstanding on the date hereof as disclosed on Schedule 1.02(j).

(iii)

issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock;

(iv)

declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem or otherwise acquire any shares of capital stock, except (x) Landmark Bank may declare, set aside and pay dividends to Landmark only to the extent required to satisfy the financial requirements of clause (y) hereof; and (y) Landmark may pay a regular quarterly cash dividend not in excess of $0.08 per share;

(v)

except in connection with the payment of retention payments in accordance with the provisions of Section 5.24, grant any severance or termination pay or benefits to, or enter into any new, renew, change, modify or amend any offer, employment, consulting, severance, “change in control,” “change in control termination,” termination agreement, retention agreement, contract or other arrangement with any present or former officer, director, employee, independent contractor, consultant, agent or other Person associated with Landmark or any

Landmark Subsidiary, or grant or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, including phantom units, except as required under the terms of any Landmark Benefit Plan existing as of the date hereof and as disclosed on Landmark Disclosure Schedule 5.01(b)(v);

(vi)

increase the compensation of any employee, officer or director or pay any bonus to any director, officer, employee, independent contractor or consultant; provided, however, that Landmark or any Landmark Subsidiary may pay (x) as of or prior to the Effective Time, stay bonuses for noncontract employees to such persons and in such amounts as mutually agreed to with Fidelity, Acquisition Subsidiary, and Fidelity Bank; (y) after the date of this Agreement, salary or wage increases for noncontract employees not to exceed 2.0% in the aggregate; and (z) aggregate bonus payments (including formulaic incentive bonus payments, the discretionary portion of incentive bonuses and profit sharing, but not including 401(k) matching contributions not exceeding those made in connection with the prior year) not in excess of $120,000.00 in the aggregate.

(vii)

merge or consolidate any Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(viii)

sell, lease, license, mortgage or otherwise encumber or subject to any lien, or otherwise dispose of any of its properties or assets other than transactions (A) in the ordinary course of business consistent with past practice; (B) liens in favor of the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia; and (C) transactions involving investment securities that do not exceed $100,000.00 in the aggregate; or sell, transfer or otherwise dispose of all or any portion of interest in any Loan, other than residential mortgage loans originated for the purpose of sale consistent with past practice, without first offering such Loan or interest in a Loan for purchase to Fidelity on the same terms it would offer such Loan or interest in such Loan to a third party;

(ix)

take any action which would result in any of its representations and warranties set forth in this Agreement becoming untrue except as otherwise contemplated or permitted by this Agreement, or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

(x)	change any method, practice or principle of accounting or Tax accounting, except as may be required from time to time by any Governmental Entity or to comply with GAAP;

(xi)	waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any Subsidiary is a party;

(xii)	implement any pension, retirement, profit sharing, bonus, incentive compensation, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement;

(xiii)	materially amend any existing plan or arrangement, except in accordance with this Agreement or as required by law or regulation;

(xiv)

materially amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in accordance with the law, rules and regulations of the applicable Bank Regulator and Landmark lending policy, except as otherwise required by the applicable Bank Regulator or pursuant to a Regulatory Agreement;

(xv)

enter into, renew, extend or modify any other transaction with any Affiliate,  other than (i) deposit transactions in the ordinary course of business on terms no less favorable to Landmark Bank than the terms offered to similarly situated non-Affiliates, or (ii) loans or other extension of credit made in compliance with Regulation O;

(xvi)	change deposit or loan rates, other than in the ordinary course of business and except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace;

(xvii)

enter into any interest rate swap, floor or cap or similar commitment, agreement  or arrangement;  provided, however, that nothing contained herein shall be deemed to restrict the ability of Landmark Bank’s customers to participate in hedging transactions for their own account;

(xviii)

except for the execution of this Agreement and contracts existing as of the date of this Agreement and disclosed on Landmark Disclosure Schedule 5.01(b), take any action that would give rise to a right of a continuing payment to any individual under any agreement;

(xix)	make, change or revoke any material Tax election or enter into any material agreement or arrangement with respect to Taxes;

(xx)	enter into any non-loan or non-depository contract or agreement that the term or obligations of such contract or agreement would exceed the earlier of the Effective Time or June 30, 2021;

(xxi)

enter into, grant, approve or extend any loan, credit facility, line of credit, letter of credit or other extension of credit (“Loan”) (a) which would cause the loans to any borrower to exceed, in the aggregate, one million dollars ($1,000,000.00) or (b) which is not in accordance with applicable law, regulations, and Landmark Bank’s lending policies as in effect on the date hereof and in the ordinary course of business consistent with past practice;  provided, however, that Landmark Bank shall be authorized to renew or to make reasonable modifications to any credit facility in excess of one million dollars ($1,000,000.00) which is outstanding as of the date of this Agreement and which is rated as “pass” or higher (such credit facility rating being unconditional and the credit facility not identified on any watch list), following reasonable notice to Fidelity Bank;

(xxii)

take any action or knowingly failing to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization with the meaning of Section 368(a) of IRC;

(xxiii)

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than Landmark or any Landmark Subsidiary, except for (A) borrowings having a maturity of not more than one year under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (1) are incurred in the ordinary course of business consistent with past practice, (2) do not increase the aggregate amount available thereunder, (3) do not provide for any termination fees or pre-payment penalties, (4) do not contain any new provisions limiting or otherwise affecting the ability of Landmark or any of the Landmark Subsidiaries or successors from terminating or pre-paying such facilities, (5) relate to the issuance of Federal Home Loan Bank of Pittsburgh standby letters of credit in the ordinary course of Landmark Bank’s business with a maturity not to exceed one year, and (6) do not contain financial terms materially less advantageous than existing credit facilities, (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice,  (D) borrowings having maturities of less than one year from the Federal Home Loan Bank of Pittsburgh or Federal Reserve Bank of Philadelphia made in the ordinary course of business, and (E) borrowings from the Federal Reserve Bank of Philadelphia having a maximum maturity of five years, the proceeds of which are used to fund loans issued by Landmark Bank pursuant to the U.S. Small Business Administration Paycheck Protection Program established under the Coronavirus Aid, Relief, and Economic Security Act;

(xxiv)	make any capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries;

(xxv)	incur any capital expenditures in excess of $75,000.00 individually or $150,000.00 in the aggregate;

(xxvi)

pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount payable by Landmark or the Landmark Subsidiaries (taking into account applicable insurance) not in excess of $100,000.00 individually or $200,000.00 in the aggregate, and shall promptly (within three business days) inform Fidelity of any such resolution;

(xxvii)

issue any broadly distributed communication regarding the Merger to employees, including general communications relating to benefits and compensation, or customers without the prior review and written approval of Fidelity (which approval will not be unreasonably delayed or withheld);

(xxviii)

take any action that would be reasonably likely to materially impede or delay the ability of the Parties to obtain any necessary approvals of any Bank Regulator or other Governmental Entity required for the transactions this Agreement contemplates;

(xxix)	purchase any equity securities or purchase any debt securities other than in accordance with the investment policy of Landmark as in effect as of the date hereof, consistent with past practice;

(xxx)

convert the data processing and related information and/or accounting systems of Landmark or any of its Subsidiaries before the earlier of (i) the consummation of the Merger or (ii) the termination of this Agreement in accordance with its terms; or

(xxxi)	agree to do any of the foregoing.

Section 5.02 Conduct of Fidelity’s, Acquisition Subsidiary’s and Fidelity Bank’s Business.

Except as expressly permitted by this Agreement or with the prior written approval of Landmark and Landmark Bank, which consent or approval consideration shall be undertaken and communicated by Landmark in a commercially reasonable manner, during the period from the date of this Agreement to the Effective Time, Fidelity shall not, and shall not permit any of its Subsidiaries to, (i) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (ii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; (iii) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the consummation of the transactions contemplated hereby; (iv) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect; (v) conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their business organizations, assets and employees and relationships with customers, suppliers, employees, and business associates; (vi) amend the articles of incorporation or bylaws of Fidelity in a manner that would materially and adversely affect the holders of Landmark Common Stock, or adversely affect the holders of Landmark Common Stock relative to other holders of Fidelity Common Stock; or (vii) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.02. If between the date of this Agreement and the Effective Time, Fidelity or any of its Subsidiaries shall agree to merge or consolidate itself or any of its Subsidiaries with any Person other than Landmark and Landmark Bank, Fidelity shall, prior to entering into any such agreement, provide not less than three days notice to Landmark.

Section 5.03 Access; Confidentiality.

(a)

From the date of this Agreement through the Closing Date, to the extent permitted by law, Landmark shall afford to, and shall cause each Landmark Subsidiary to afford to, Fidelity and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of Landmark will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

(b)

Fidelity agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Landmark.  Landmark shall not be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

(c)

Landmark shall promptly inform Fidelity upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of Landmark or any Landmark Subsidiary under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant, and Landmark shall promptly provide Fidelity with copies of such notices and related materials.

(d)

Landmark and Landmark Bank shall permit a representative of Fidelity to attend any meeting of their respective loan review or other loan committee as an observer; provided, however, that Landmark and Landmark Bank shall not be required to permit the Fidelity representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Landmark or during any other matter that the respective Board of Directors or committee thereof has reasonably determined to be confidential with respect to Fidelity’s participation.

(e)

Except as specifically set forth herein, Landmark and Fidelity mutually agree to be bound by the terms of the Confidentiality Agreements previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference.  The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their terms, notwithstanding any termination of this Agreement.

Section 5.04 Regulatory Matters and Consents.

(a)

For the purposes of (x) registering Fidelity Common Stock to be offered to holders of Landmark Common Stock in connection with the Merger with the SEC under the Securities Act and (y) soliciting proxies for use at the Landmark shareholder meeting, Fidelity shall prepare the Registration Statement, and Fidelity and Landmark shall jointly draft and prepare a Proxy Statement/Prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act.  Fidelity and Landmark shall obtain Landmark Financial Statements and Fidelity Financial Statements that meet the requirements of the Securities Act for use in the Registration Statement.  The parties shall use their reasonable efforts to file the Registration Statement, including the Proxy Statement/Prospectus, with the SEC as soon as practicable after the date hereof.  Fidelity and Landmark shall use their reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Landmark shall thereafter promptly mail the Proxy Statement/Prospectus to its shareholders.  Fidelity and Landmark shall use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and each party shall furnish all information concerning itself and the holders of its common stock as may be reasonably requested in connection with any such action.

(b)

Each party shall provide the other with any information concerning itself that the other may reasonably request in connection with the drafting and preparation of the Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other promptly copies of all correspondence between such party or any of their representatives and the SEC.  No filing of the Registration Statement, including any amendment thereto shall be made without the parties each having the opportunity to review, comment on and revise the Registration Statement.  Fidelity and Landmark agree to use commercially reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of Landmark Common Stock entitled to vote at its shareholders meetings at the earliest practicable time.

(c)

Fidelity and Landmark shall promptly notify the other party if at any time it has Knowledge that the Proxy Statement/Prospectus or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Proxy Statement/Prospectus that corrects such misstatement or omission, and Fidelity shall file an amended Registration Statement with the SEC, and the parties shall mail an amended Proxy Statement/Prospectus to their respective shareholders.

(d)

In addition to, and not by way of limitation of, the covenants of the parties set forth in this Section 5.04, the parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, publications and filings (the “Regulatory Materials”), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities.  Fidelity and Landmark shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Fidelity and Landmark, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable.  The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(e)

Notwithstanding anything to the contrary in Section 5.04(d), in no event shall Fidelity and Landmark be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any necessary permits, consents, approvals and authorizations of any Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on Fidelity and Landmark (any of which, a “Materially Burdensome Regulatory Condition”).

(f)

Fidelity and Landmark will use their commercially reasonable best efforts to ensure that the information relating to Fidelity and Landmark that is provided by Fidelity and Landmark, as applicable, for inclusion in the Proxy Statement/Prospectus or in any

Regulatory Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 5.05 Taking of Necessary Action.

   Fidelity and Landmark shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Merger as soon as practicable after the date hereof, including, without limitation, (a) obtaining the consent or approval of each Person whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither party or its Subsidiaries shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the other party and (b) requesting the delivery of customary opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement.

Section 5.06 Indemnification; Insurance.

(a)

Indemnification.  For a period of six (6) years from and after the Effective Time, Fidelity shall, to the fullest extent permitted by law or statute (and except as may otherwise be limited by 12 CFR Part 359), indemnify each Person entitled to indemnification under the charter or bylaws of Landmark and/or Landmark Bank (each, an “Indemnified Party”) from and of Landmark and/or Landmark Bank against all indemnifiable liabilities arising out of actions or omissions occurring at or prior to the Effective Time; provided however, (i) Fidelity shall not be required to indemnify such Persons against civil monetary penalties, or fines, imposed or levied by any Bank Regulator, including but not limited to payments prohibited under 12 CFR Part 359, (ii) if the indemnified Person whose expenses are advanced provides an undertaking (in reasonably and customary form) to repay to Fidelity such advances if it is ultimately determined that such indemnified Person is not entitled to indemnification, Fidelity shall advance expenses to the fullest extent permitted in accordance with Landmark and/or Landmark Bank’s articles of incorporation and bylaws; and (iii) all rights to indemnification and advancement of expenses asserted within such six-year period shall continue until the final disposition of the underlying claim, action, suit, investigation or proceeding.

(b)

Insurance. Prior to the Effective Time, Fidelity shall make an application for and purchase, to the extent a policy can be obtained, a directors’ and officers’ liability insurance policy providing coverage amounts not less than the coverage amounts provided under the Landmark directors’ and officers’ liability insurance policy in effect as of the date of this Agreement and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the Landmark insurance policies for a period of six (6) years from and after the Effective Time with respect to claims against the present and former directors and officers of Landmark or any Subsidiary of Landmark arising from facts or events which occurred at or before the Effective Time; provided, however, that Fidelity shall not be obligated to make annual premium payments for such six (6) year period which exceed

200% of the annual premium payment as of the date of this Agreement (the “Maximum Amount”).  If the amount of the premiums necessary to procure such insurance coverage exceeds the Maximum Amount, Fidelity shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(c)

Prevailing Party. The rights of indemnification and advancement as provided by this Section 5.06 shall not be deemed exclusive of any other rights to which the Indemnified Party may at any time be entitled under the articles of incorporation or bylaws of Landmark and/or Landmark Bank or as provided in applicable law as in effect on the date hereof (subject to change as required by law), any agreement, a vote of shareholders, a resolution of directors of Landmark or Landmark Bank, or otherwise. In the event that an Indemnified Party, pursuant to this Section 5.06 seeks an adjudication of such Person’s rights under, or to recover damages for breach of, this Section 5.06 or to recover under any directors’ and officers’ liability insurance coverage maintained by Landmark or Fidelity, the indemnifying party shall pay on such Indemnified Party’s behalf any and all reasonable costs, expenses and fees (including reasonable attorneys’ fees) incurred by such Indemnified Party in such judicial adjudication, to the fullest extent permitted by law, but only to the extent that the Indemnified Party prevails in such judicial adjudication.

(d)

Assumption. In the event that at or after the Effective Time, Fidelity or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.06.

Section 5.07 No Other Bids and Related Matters.

 So long as this Agreement remains in effect, Landmark shall not and shall not authorize or permit any of its directors, officers, employees agents, or shareholders to directly or indirectly (a) solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Proposal, (b) recommend or endorse an Acquisition Proposal, (c) participate in any discussions or negotiations regarding an Acquisition Proposal, (d) provide any third party (other than the other parties to this Agreement or an Affiliate of such party) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Proposal, or (e) enter into an agreement with any other party with respect to an Acquisition Proposal. Landmark will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Fidelity and the Fidelity Subsidiaries with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in this sentence of the obligations undertaken in this Section 5.07.  Landmark will notify Fidelity orally (within two days) and in writing (within five (5) days) if any inquiries or proposals relating to an Acquisition Proposal are received or any such negotiations or discussions are sought to be initiated or continued.  Notwithstanding the foregoing, the board of directors of Landmark may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an Acquisition Proposal, in each case, if the Landmark Board of Directors shall have determined, in good faith after consultation with Landmark’s legal counsel and (as to financial matters) Landmark’s financial advisor, that the failure to do so would, or would reasonably likely, result in a breach of its fiduciary duties.  Nothing contained in this Agreement shall prevent Landmark from complying with its obligation to pay the termination fee provided in Section 8.01.

Section 5.08 Duty to Advise; Duty to Update Disclosure Schedule.

Each of Fidelity and Landmark shall promptly advise the other party of any change or event having or reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants set forth herein. Fidelity and Landmark shall each update its Disclosure Schedule as promptly as practicable after the occurrence of any event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve either party from liability for any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.01(c) or 6.02(c).

Section 5.09 Current Information.

(a)

Ongoing Communications. During the period from the date of this Agreement to the Effective Time, Landmark and Fidelity shall, cause one or more of its designated representatives to confer on a weekly or such other basis with a  representative of the other party, as mutually determined, regarding their respective representations to each other regarding their financial conditions, operations and business and matters relating to the completion of the transactions contemplated hereby. Not later than the third Tuesday after the end of each month, Landmark shall provide to Fidelity a Landmark Bank balance sheet and statement of operations, without related notes, and a Landmark general ledger for the immediately preceding month.  As soon as reasonably available, but in no event more than thirty (30) days after the end of each calendar quarter ending after the date of this Agreement, Landmark will deliver to Fidelity its quarterly report, and, as soon as reasonably available, but in no event more than ninety (90) days after the end of each fiscal year, Landmark will deliver to Fidelity its annual report.

(b)

Board Minutes.  Landmark shall provide to Fidelity a copy of the minutes (including supporting documentation and schedules) of any meeting of the board of directors or any Subsidiary, or any committee thereof, or any senior management committee, except to the extent the exclusion may be required for the board of directors to exercise its fiduciary duties under law or as may be required by applicable Bank Regulators, but in any event within fifteen (15) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Closing Date, such minutes shall be provided prior to the Closing Date.

(c)

During the period commencing on the date of this Agreement and ending at the Effective Time, Landmark,  not later than the third Tuesday after the end of each calendar month, shall provide to Fidelity, in such electronic format as reasonably requested, investment, loan, deposit and borrowing information, in account and deposit level detail.

(d)

During the period commencing on the date of this Agreement and ending at the Effective Time, Landmark,  not later than the third Tuesday after the end of each month, shall provide to Fidelity a written list of (i) all loans classified by it or any regulatory authority as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any other classification of similar import (ii) all commercial and mortgage loans classified as “non-accrual,” and (iii) all commercial loans classified as “in substance foreclosed.”

Section 5.10 Phase I Environmental Audit.

   Landmark shall permit Fidelity to the extent it so elects within one hundred twenty  (120) days of the date of this Agreement, at its own expense, to cause a “Phase I Environmental Audit” to be performed at any physical location owned or occupied by Landmark or any of its Subsidiaries on the date hereof or any Landmark Loan Property. Landmark shall take commercially reasonable steps to assist Fidelity in conducting any such Phase I Environmental Audit. To the extent required by law, regulation, or by Landmark’s or Landmark Bank’s policies and procedures, Landmark and Landmark Bank shall obtain any environmental audit, report or study not previously obtained at Landmark’s or Landmark Bank’s expense.

Section 5.11 Shareholders Meeting.

(a)

Landmark shall promptly take all actions necessary to properly call, convene and hold a special meeting of its shareholders as soon as practicable after the date on which the Registration Statement containing the Proxy Statement/Prospectus is declared effective, to consider and vote upon a proposal to approve and adopt this Agreement and the transactions contemplated hereby.  The Landmark board of directors will recommend that the shareholders of Landmark approve and adopt this Agreement and the transactions contemplated hereby and not withdraw, modify or change in any manner adverse to Fidelity hereto such favorable recommendation; provided, however, that the board of directors of Landmark may withdraw, modify or qualify such recommendation if it shall have determined, in good faith after consultation with Landmark’s legal counsel and (as to financial matters) Landmark’s financial adviser, that the failure to do so would, or would reasonably likely, result in a breach of its fiduciary duties and, in such event, may communicate the basis for its withdrawn, modified or qualified recommendation to its shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

(b)

Landmark may postpone or adjourn its shareholders meeting to the extent it reasonably believes is necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus is provided sufficiently in advance of a shareholder vote on this Agreement and the Merger.

Section 5.12 Public Announcements.

 Each of Fidelity and Landmark shall cooperate and shall cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form, substance and timing of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation, communications to shareholders and internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law.

Section 5.13 Maintenance of Insurance.

 From the date hereof until the Effective Time, Fidelity and Landmark shall maintain, and cause its respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

Section 5.14 Maintenance of Books and Records.

 From the date hereof until the Effective Time, Fidelity and Landmark shall maintain, and cause its respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered in accordance with this Agreement.

Section 5.15 Taxes.

   Fidelity and Landmark shall file, or cause to be filed, all federal, state, and local Tax Returns required to be filed by them or its respective Subsidiaries on or before the date such returns are due (including any extensions) and shall pay or cause to be paid all Taxes shown to be due on such Tax Returns on or before the date such payment is due.  All agreements or arrangements the principal purpose of which is Tax sharing or allocation among Landmark and its Subsidiaries, shall be terminated as of the Effective Time.

Section 5.16 Employee Benefits.

(a)

Fidelity or its Subsidiaries shall: (i) provide Landmark’s and Landmark Bank’s employees who become employees of Fidelity or its Subsidiaries credit for all years of service with Landmark or any of its Subsidiaries and predecessors, prior to the Effective Time, for the purpose of eligibility to participate and vesting in employee benefit plans of Fidelity or its Subsidiaries; and (ii) to the extent such information is provided to Fidelity by Landmark, cause to be credited any deductibles incurred by Landmark and Landmark Bank employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the benefit plans of Fidelity after the Effective Time with the objective that there be no double counting during the year in which the Effective Time occurs of such deductible. Fidelity and its Subsidiaries agree to honor, or to cause to be honored, in accordance with their terms and to the extent allowed by law, all vested or accrued benefit obligations to, and contractual rights of Landmark’s current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). At such time as employees of Landmark and the Landmark Subsidiaries become eligible to participate in the benefit plans of Fidelity, Fidelity shall, to the extent permitted by its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable benefit plans of Fidelity and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Landmark Benefit Plan prior to the Effective Time. Landmark or its subsidiary shall ensure that all wages earned by Landmark employees, including accrued but unused paid time off (for example, accrued but unpaid vacation or other paid time off), is paid to its employees prior to the Effective Time and provide a summary of the same to Fidelity prior to Closing. Landmark or its Subsidiary shall amend, freeze, merge or terminate any Landmark Benefit Plan effective before the Effective Time at the request of Fidelity, provided any such action shall be in compliance with applicable laws and the terms of the applicable Landmark Benefit Plan. To protect health insurance continuation rights of any current and former employees of Landmark who may prefer to elect, or who otherwise continue to be entitled to COBRA continuation coverage as of the Effective Time, Landmark shall not terminate its health insurance plan without the prior review and approval of Fidelity.

(b)

To the extent Fidelity has not requested Landmark or its Subsidiary to amend, freeze, merge or terminate any of the Landmark Benefit Plans before the Effective Time, Fidelity agrees to assume and honor such benefit plans in accordance with their terms as of the Effective Time, it being understood that this shall not be construed to limit Fidelity or any of its Subsidiaries or Affiliates to thereafter amend, freeze, merge or terminate any of the Landmark Benefit Plans to the extent permitted by the applicable plan.

(c)

Nothing in this Section 5.16, express or implied shall require Fidelity to maintain any specific benefit plan of Landmark or to guarantee employment of any employee for any period of time after the Effective Time.

Section 5.17 System Conversion.

   Landmark shall perform and shall cause its officers and employees to perform all actions necessary and appropriate to permit a timely, orderly, and cost effective conversion of computer, data processing, core operations, and platform systems at the Effective Time or as soon as practicable thereafter, including but not limited to undertaking and performing team meetings, data mapping, preparation of test files, and payment of any and all reasonable upfront conversion fees or expenses, in connection therewith such amount shall be mutually agreed upon with Fidelity.

Section 5.18 Fidelity and Fidelity Bank Board.

(a)

Fidelity Board.  No later than seven (7) days prior to the initial filing date of the Registration Statement by Fidelity with the SEC, Fidelity shall take all action necessary to (a) cause its board of directors to be increased by one member, effective as of the Effective Time, and (b) elect or appoint, effective as of the Effective Time, Paul C. Woelkers (the “Landmark Nominee”) to serve as a Class A director of Fidelity. Such Landmark Nominee shall have agreed to execute any consent required to be filed with the Registration Statement. On the Closing Date, the Landmark Nominee shall be appointed as a director of Fidelity, effective as of immediately following the Effective Time, to hold office until his successor is elected and qualified or otherwise in accordance with applicable law and Fidelity’s articles of incorporation and bylaws. If the Landmark Nominee initially named shall not be eligible to serve in accordance with this Section 5.18(a), chooses not to serve or is unable to serve, then Landmark and Fidelity shall mutually agree upon another Person who (a) meets the requirements of Fidelity’s articles of incorporation and bylaws, (b) meets the eligibility requirements for a director of Fidelity or requirements of any Regulatory Authority relating to Fidelity, (c) meets any NASDAQ listing and independence requirements, and (d) otherwise meets the requirements of this Section 5.18(a) to be the Landmark Nominee. Effective as of the Effective Time, Santo A. Insalaco shall be appointed as a Director Emeritus to serve in accordance with Fidelity’s bylaws.

(b)

Fidelity Bank Board.  On the Closing Date, the Landmark Nominee, subject to (a) compliance with Fidelity Bank’s articles of incorporation and bylaws, (b) such Person meeting the eligibility requirements for a director of Fidelity Bank or any Regulatory Authority relating to Fidelity and Fidelity Bank, (c) approval of such Person by Fidelity (which approval will not otherwise be unreasonable withheld, determined in Fidelity’s discretion), and (d) such Person meeting any NASDAQ listing and independence requirements, shall be appointed as a director of Fidelity Bank, to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, and Fidelity Bank’s articles of incorporation and bylaws.

Section 5.19 Severance.

   Fidelity shall and shall cause Fidelity Bank to use its best efforts to continue the employment of all current employees of Landmark and Landmark Bank in positions that will contribute to the successful performance of the combined organization. Provided such employee executes a customary form of release, Fidelity agrees to and agrees to cause Fidelity Bank to provide severance pay, as set forth below, to any active employee of Landmark or any Landmark Subsidiary whose employment is terminated within twelve (12) months of the Effective Time if (i) such employee’s position is eliminated or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities, and no less base pay) with Fidelity or any Fidelity Subsidiary, excluding any employee (a) who is being paid under an existing employment, change in control agreement, severance agreement, or other agreement,  (b) whose employment is terminated for cause, or (c) who voluntarily leaves employment with Landmark or Landmark Bank or Fidelity Bank (“Eligible Employee”). A Landmark or Landmark Bank employee who is offered a position with Fidelity Bank which would require such employee to relocate such employee’s regular place of employment more than twenty-five (25) miles from his or her regular place of employment as of the Effective Time, who does not accept such offer of employment, shall be deemed to have been terminated and to be an Eligible Employee.  Eligible Employees not subject to Landmark employment, change of control or severance plans or contracts shall receive severance equal to two (2) weeks’ pay for each full year of continuous service with a minimum severance benefit of four (4) weeks’ pay and a maximum severance benefit of twenty-six (26) weeks’ pay.  Terminated employees will have the right to continue coverage under the respective group health plan in accordance with the terms of the plan and IRC 4980(f) or 40 P.S. § 756.2 et seq.  During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, Fidelity or the Fidelity Subsidiaries will continue to pay the employer’s share of medical benefits that it pays for its employees generally, provided that any coverage period required under IRC 4980B or 40 P.S. § 756.2 shall run concurrently with the period that Fidelity or Fidelity’s Subsidiaries pays the employer’s share of health coverage.

Section 5.20 Regulatory Conditions.

 In the event of the imposition of any conditions, restrictions or requirements in connection with the regulatory approvals required by Section 6.01(d) that Fidelity reasonably determines would materially reduce the benefits of the Merger as provided in Section 6.01(d), Fidelity shall use its commercially reasonable best efforts to obtain the removal of any such condition, restriction or requirement and Landmark shall use its commercially reasonable best efforts to assist Fidelity in this regard.

Section 5.21 Affiliate Letters.

 Landmark shall use its best efforts to cause each person who may be deemed to be an Affiliate of Fidelity following the Merger, to execute and deliver to Fidelity as soon as practicable after the Date of this Agreement an Affiliate’s letter in the form attached hereto as Exhibit C.

Section 5.22 Dividends.

 After the date of this Agreement and prior to the Effective Time, Fidelity and Landmark shall coordinate with the other with respect to the declaration of any regular quarterly dividends in respect of Landmark Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Landmark Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, for any quarter with respect to their shares of Landmark Common Stock and any shares of Fidelity Common Stock any such holder receives in exchange therefor in the Merger.

Section 5.23 Additional Agreements.

In the case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between a Fidelity Subsidiary, on the one hand, and Landmark Subsidiary, on the other hand, or to vest Fidelity with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such action as may be reasonably requested by, and at the sole expense of Fidelity.

Section 5.24 Retention.

Fidelity and Landmark acknowledge that it may be appropriate to provide certain employees of Landmark Bank who will not be retained as employees of Fidelity or Fidelity Bank with an incentive, in the form of a “retention” or “stay” bonus, to remain in the employ of Landmark and/or Landmark Bank until the Effective Time or system conversion or such other time after the Effective Time or system conversion.  Landmark shall adopt, in consultation with and approval of Fidelity, a retention plan in an amount not to exceed $250,000.  Landmark and Fidelity shall mutually agree with respect to the identification of such employees and the timing and amount of the payment of any such retention bonus pursuant to this Section 5.24 as soon as practicable following the execution of this Agreement. Any retention plan shall include a release of claims against both Landmark and Fidelity and their respective affiliated entities. No such payment made or agreed to prior to the Effective Time shall be considered in determining whether there has been a Material Adverse Effect on Landmark.

Section 5.25 Conforming Accounting.

Upon written confirmation from Fidelity that all conditions to closing set forth in Article VI have been satisfied or waived, at the request of Fidelity, Landmark and Landmark Bank, as applicable, shall immediately prior to Closing establish and take such accruals and expenses as Fidelity reasonably shall request.  In addition, prior to the Effective Time, at the request of Fidelity, Landmark shall (A) accrue and expense all expenses not previously reflected on the financial statements related to payment obligations under Landmark or Landmark Bank contractual obligations, including termination fees, deferred compensation plans, change in control plans, employment contracts and termination agreements and (B) pay any outstanding and unpaid penalties, fines, levies, or costs imposed, issued, levied, adjudicated, or pronounced against Landmark or Landmark Bank.

Section 5.26 Advisory Board.

 As of the Effective Time, all members of the Board of Directors of Landmark in office as of the Effective Time will be offered the opportunity to serve, for a period of no less than two (2) years, on the currently existing Luzerne County market advisory board, subject to such compensation, authority, and policies established by Fidelity Bank from time to time.

Section 5.27 Rule 16b-3.

 Prior to the Effective Time, Fidelity and Landmark shall take all steps as may be necessary or appropriate to cause the transaction contemplated by Article I and any other dispositions of equity securities of Landmark (including derivative securities) or acquisitions of equity securities of Fidelity in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.28 Year-End Audited Financial Statements.

 Landmark shall obtain and provide to Fidelity year-end audited financial statements (balance sheets, statements of income, statements of comprehensive income, statements of changes in shareholders’ equity, statements of cash flows, and related notes) for the year ended December 31, 2020 prepared in accordance with GAAP and containing no qualifications or limitations.

Section 5.29 NASDAQ Listing.

 Fidelity shall take all commercially reasonable actions necessary for the shares of Fidelity Common Stock to be issued to the holders of Landmark Common Stock upon consummation of the Merger to have been authorized for listing on NASDAQ, subject to official notice of issuance, provided Fidelity shall have used its reasonable best efforts to cause such authorization of listing on NASDAQ.

Section 5.30 Control.

 Nothing contained in this Agreement shall give either Fidelity or Landmark, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI
CONDITIONS

Section 6.01 Conditions to Obligations of Landmark under this Agreement.

 The obligations of Landmark and Landmark Bank hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Landmark and Landmark Bank pursuant to Section 8.03 hereof:

(a)

Approval by Shareholders.  This Agreement shall have been approved and adopted by the shareholders of Landmark by such vote as is required by the ETL and Landmark’s articles of incorporation and bylaws.

(b)

Representations and Warranties.  The representations and warranties of Fidelity set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date.  Landmark shall have received a certificate signed on behalf of Fidelity by the Chief Executive Officer and Chief Financial Officer of Fidelity to the foregoing effect.

(c)	Performance of Obligations of Fidelity, Acquisition Subsidiary and Fidelity Bank.

Fidelity shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Landmark shall have received a certificate signed on behalf of Fidelity by the Chief Executive Officer and the Chief Financial Officer of Fidelity to the foregoing effect.

(d)

Approvals of Governmental Entities.  Procurement by Landmark,  Landmark Bank,  Fidelity, Acquisition Subsidiary and Fidelity Bank of all requisite approvals and consents of all Governmental Entities and the expiration of the statutory waiting period or periods relating thereto for all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect, and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of Landmark determines in good faith would individually or in the aggregate materially and adversely affect the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of Landmark,  Fidelity,  Landmark Bank, and Fidelity Bank.

(e)

No Injunction.  There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby.

(f)

No Material Adverse Change.   No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of Fidelity or the Fidelity Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect with respect to Fidelity.

(g)

Tax Opinion.  Landmark shall have received an opinion of Pillar Aught LLC, special tax counsel to Landmark, dated as of the Closing Date to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Landmark,  Fidelity and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(h)	Registration Statement. The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall 78 have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by Landmark’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(i)	NASDAQ Listing. The shares of Fidelity Common Stock to be issued in the Merger shall be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

(j)	Landmark Nominee. All requisite corporate action shall have been taken by Fidelity such that the Landmark Nominee can commence as a director of Fidelity immediately after the Effective Time.

Section 6.02 Conditions to Obligations of Fidelity under this Agreement.

 The obligations of Fidelity hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Fidelity pursuant to Section 8.03 hereof:

(a)

Approval by Shareholders.  This Agreement shall have been approved and adopted by the shareholders of Landmark by such vote as is required by the ETL and Landmark’s articles of incorporation and bylaws.

(b)

Representations and Warranties.  The representations and warranties of Landmark set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date.  Fidelity shall have received a certificate signed on behalf of Fidelity by the Chairman of the Board and Treasurer of Landmark to the foregoing effect.

(c)

Performance of Obligations of Landmark.  Landmark shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Fidelity shall have received a certificate signed on behalf of Landmark by the Chairman of the Board and Treasurer of Landmark to the foregoing effect.

(d)

Approvals of Governmental Entities.  Procurement by Fidelity, Acquisition Subsidiary, Fidelity Bank,  Landmark and Landmark Bank of all requisite approvals and consents of all Governmental Entities, and the expiration of the statutory waiting period or periods relating thereto for the transactions contemplated hereby; all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect; and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of Fidelity determines in good faith would individually or in the aggregate materially and adversely affect the economic or business benefits to Fidelity of the transactions contemplated hereby, the business or financial conditions of Fidelity on a consolidated basis, or the business presently operated by or projected to be operated by or business prospects of the combined enterprise of Landmark,  Fidelity,  Landmark Bank,  Fidelity Bank, and any other Fidelity or Landmark Subsidiary.

(e)

No Injunction.  There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby or individually or in the aggregate, materially and adversely affects the business, operations, financial conditions, property or assets projected to be operated by the combined enterprise of Landmark,  Fidelity,  Landmark Bank, and Fidelity Bank.

(f)

Third Party Consents.  Fidelity and Fidelity Bank shall have received all consents and authorizations of any Persons, including landlords, that are necessary to permit the Merger be consummated without the violation of any material agreement, except to the extent that the failure to receive any such consent would not have a Material Adverse Effect on Fidelity.

(g)

No Material Adverse Change.   No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of Landmark or the Landmark Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(h)

Tax Opinion.  Fidelity shall have received an opinion of Bybel Rutledge LLP, special counsel to Fidelity, dated as of the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion such counsel may require and rely upon customary representations contained in certificates of officers of Landmark,  Fidelity, and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(i)	Dissenting Shares. No more than five percent (5%) of the issued and outstanding shares of Landmark Common Stock shall be Dissenting Shares.

(j)

Penalties, Costs and Fines.  No penalties, fines, levies or costs shall have been imposed, levied, issued against, or pronounced by any Bank Regulator upon Landmark,  Landmark Bank or their directors or officers that has not been paid in full and all terms and conditions thereof satisfied.

(k)

Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by Fidelity’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(l)

Affiliate Letter.  Fidelity shall have received an Affiliate letter from the Landmark Nominee, which letter shall be in customary form and have such other provisions as Fidelity may reasonably require, in the form attached hereto as Exhibit C.

(m)	NASDAQ Listing. The shares of Fidelity Common Stock to be issued in the Merger shall be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

ARTICLE VII
TERMINATION

Section 7.01 Termination.

 This Agreement may be terminated on or at any time prior to the Closing Date:

(a)	By the mutual consent, in writing, of Fidelity and Landmark hereto if the Board of Directors of each party so determines by vote of the majority of its entire Board;

(b)	By Fidelity or Landmark:

(i)

If the Closing Date shall not have occurred on or before December 31,  2021, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

(ii)

If either party has received a final un-appealable administrative order from a Governmental Entity whose approval or consent has been requested that such approval or consent will not be granted, or will not be granted absent the imposition of terms and conditions which would not permit satisfaction of the conditions set forth at Section 6.01 or 6.02 hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date;

(c)

by Landmark in writing if Fidelity has, or by Fidelity in writing if Landmark has, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach by Fidelity would have a Material Adverse Effect on Fidelity or in the case of a breach by Landmark would have a Material Adverse Effect on Landmark, in any case, if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time unless on such date such breach no longer causes a Material Adverse Effect;

(d)	by either Fidelity or Landmark if the Landmark’s shareholder meeting shall have occurred and the Landmark’s shareholders shall have not approved and adopted this Agreement by 81 the requisite vote; provided, however, that no termination right shall exist hereunder if prior to such shareholder vote the board of directors of Landmark shall have withdrawn, modified or changed in a manner adverse to Fidelity its approval or recommendation of this Agreement and the transactions contemplated thereby; or

(e)

by either Fidelity or Landmark if Landmark’s Board of Directors shall have determined in good faith after consultation with its legal and financial advisers, taking into account, all relevant factors, including, without limitation all legal, financial, regulatory and other aspects of an unsolicited Acquisition Proposal and the Person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, that failure to agree to or endorse the Acquisition Proposal and terminate this Agreement would, or would reasonably likely, result in a breach of its fiduciary duties under applicable law; provided however, that this Agreement may be terminated pursuant to this Section 7.01(e) only after the fifth business day following written notice to Fidelity (which notice shall specify the material terms and conditions of any such Acquisition Proposal, including the identity of the party making such Acquisition Proposal, and such notice shall also include a copy of the relevant proposed transaction agreements with the party making such Acquisition Proposal and other material documents) advising Fidelity that Landmark is prepared to accept such Acquisition Proposal (it being agreed that the delivery of such notice shall not entitle Landmark to terminate this Agreement pursuant to this Section 7.01(e) or any other provision of this Agreement) and only if (i) during such five (5) business day period, Landmark has caused its financial and legal advisors to negotiate with Fidelity in good faith (to the extent Fidelity chooses to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the board of directors of Landmark no longer believes it has to terminate this Agreement in order to comply with its fiduciary duties, and (ii) Landmark has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, after consultation with its financial and legal advisers, that it must enter into the Acquisition Proposal even after giving effect to the adjustments proposed by Fidelity and further provided that such termination shall not be effective until Landmark has paid the Landmark Termination Fee to Fidelity; or

(f)

by Landmark, if the Landmark board of directors so determines by a majority vote of its members, at any time during the five (5) business day period commencing with the Determination Date, (“Five Day Period”) if both of the following conditions are satisfied:

(i)	the Fidelity Ratio shall be less than 0.80; and

(ii)	the Fidelity Ratio shall be less than the number obtained by subtracting 0.20 from the Index Ratio;

subject to the following three sentences. If Landmark elects to exercise its termination right pursuant to this Section 7.01(f), it shall give prompt written notice to Fidelity; provided that such notice of election to terminate may be withdrawn at any time within the Five Day Period.  During the five business day period commencing with its receipt of such notice, Fidelity shall have the option to increase the consideration to be received by the holders of

Landmark Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Initial Fidelity Market Share Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Fidelity Determination Date Market Share Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Fidelity Ratio. If Fidelity so elects within such five business day period, it shall give prompt written notice to Landmark of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

If Fidelity declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Fidelity Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.01(f).

For purposes of this Section 7.01(f), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the seventh calendar day immediately preceding the Closing Date, or if such date is not a trading day, the last trading day immediately preceding such calendar day.

“Fidelity Determination Date Market Share Price” shall be Fidelity Market Share Price.

“Fidelity Market Share Price” shall be the arithmetic average of the closing per share prices of Fidelity Common Stock as quoted on NASDAQ for the 10 trading days for which closing prices are available immediately preceding and including the Determination Date.

“Fidelity Ratio” means the quotient obtained by dividing Fidelity Determination Date Market Share Price by the Initial Fidelity Market Share Price.

“Final Index Price” means the arithmetic average of the closing prices the KBW NASDAQ Bank Index for the 10 trading days for which closing prices are available immediately preceding and including the Determination Date.

“Index Ratio” means the quotient obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” means $112.509.

“Initial Fidelity Market Share Price” means $55.031 per share.

Section 7.02 Effect of Termination.

 If this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.03 and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Fidelity or Landmark to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in this Agreement or any willful or fraudulent breach of a representation or warranty.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Expenses.

(a)

Except as set forth in Section 8.01(b) and (c), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and legal counsel.

(b)

If (i) this Agreement is terminated by either party pursuant to Section 7.01(c), then the non-terminating party shall be liable to the other for actual out-of-pocket costs and expenses, including without limitation, the reasonable fees and expenses of financial consultants, accountants, and legal counsel, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, liability of the non-terminating party for Expenses pursuant to this Section 8.01(b) shall not exceed Four Hundred Thousand Dollars ($400,000.00).  Except in the event of a willful or fraudulent breach of a representation or covenant by the non-terminating party, the payment of Expenses shall constitute an exclusive remedy and upon delivery of such payment, the non-terminating party shall have no further obligations to the terminating party pursuant to the Agreement.

(c)

If Landmark fails to complete the Merger after the occurrence of one of the following events, and Fidelity shall not be in material breach of this Agreement, Landmark shall within one (1) business day of the event, pay Fidelity by wire transfer of immediately available funds a fee of $1,750,000 (the “Landmark Termination Fee”):

(i)	Landmark terminates this Agreement pursuant to Section 7.01(e) hereof;

(ii)

a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Fidelity,  Fidelity Bank, or an Affiliate of Fidelity, enters into an agreement, letter of intent or memorandum of understanding with Landmark or any Landmark Subsidiary which relates to an Acquisition Proposal;

(iii)	Landmark authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend, or propose an agreement to enter into an Acquisition Proposal;

(iv)

the Landmark shareholders vote but fail to approve and adopt this Agreement at the Landmark meeting of shareholders or the Landmark meeting of shareholders is cancelled, if prior to the shareholder vote or cancellation:

(A)

the Landmark Board of Directors shall have recommended that the shareholders of Landmark approve or accept an Acquisition Proposal with any Person other than Fidelity, Acquisition Subsidiary, Fidelity Bank or an Affiliate of Fidelity; or

(B)	Landmark shall have materially breached its obligation under Section 5.11 by failing to call, give notice of, convene and hold the Landmark meeting of shareholders in accordance with Section 5.11;

And in the case of both (A) and (B), prior thereto, (1) there has been an announcement of an Acquisition Proposal by a person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Fidelity,  Fidelity Bank, or an Affiliate of Fidelity, and (2) in the instance where the Landmark shareholders meeting is held, such person or group shall have not withdrawn such Acquisition Proposal at least twenty (20) days prior to the Landmark shareholders meeting.

Section 8.02 Non-Survival.

 All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Time, including without limitation the covenants set forth in Sections 1.02(c),(d),(e),(f),(g),(h),(i),(j),(k),(l),(m), 5.06, 5.07, 5.16 through 5.21, 5.24 and 8.01, hereof which shall survive the Merger, shall terminate at the Effective Time.

Section 8.03 Amendment, Extension and Waiver.

 Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise, provided that any amendment, extension or waiver granted or executed after shareholders of Landmark have approved this Agreement shall not modify either the amount or the form of the Merger Consideration to be provided hereby to holders of Landmark Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of Landmark or Fidelity without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective boards of directors of Fidelity and Landmark and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.04 Entire Agreement.

 This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, except for Section 5.06 is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

Section 8.05 No Assignment.

 Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 8.06 Notices.

 All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested) addressed as follows:

(a)	If to Fidelity, Fidelity Bank, or Acquisition Subsidiary to:

Fidelity D & D Bancorp, Inc.

101 North Blakely Street

Dunmore, PA  18512

Attention: Daniel J. Santaniello, President and Chief Executive Officer

Telecopy No.:

E-mail: Dan.Santaniello@fddbank.com

With copy to:

Bybel Rutledge LLP

1017 Mumma Road, Suite 302

Lemoyne, PA  17043

Attention: Erik Gerhard, Esquire

Telecopy No.: 717-731-8205

E-mail: gerhard@bybelrutledge.com

(b)	If to Landmark or Landmark Bank, to:

Landmark Bancorp, Inc.

2 South Main Street

Pittston,  PA 18640

Attention: Santo A. Insalaco, Chairman of the Board

Telecopy No.:

E-mail:

With copy to:

Pillar Aught LLC

4201 E. Park Circle

Harrisburg, PA 17111

Attention: Kenneth J. Rollins, Esquire

Telecopy No.: 717-308-9633

E-mail: krollins@pilleraught.com

Section 8.07 Captions.

 The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 8.08 Counterparts.

 This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This Agreement shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories.  A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Agreement.

Section 8.09 Severability.

 If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and shall be enforced to the greatest extent permitted by law.

Section 8.10 Governing Law.

   This Agreement shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply and the exclusive jurisdiction and venue for any actions relating to this Agreement shall lie in the Lackawanna County Court of Common Pleas located in Scranton, Pennsylvania.

Section 8.11 Jury Trial Waiver.

   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, ACTION, PROCEEDING OR CLAIM OF ANY NATURE, IN LAW OR IN EQUITY, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE

MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11, AND (E) EACH PARTY HAS BEEN ADVISED THAT SUCH PARTY SHOULD SEEK THE ADVICE OF COUNSEL WITH RESPECT TO THE PROVISIONS OF THIS SECTION 8.11.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	FIDELITY D & D BANCORP, INC.

s/ Felicity Chee	BY:Daniel J. Santaniello
Daniel J. Santaniello
President and Chief Executive Officer

ATTEST:	NEPA ACQUISITION SUBSIDIARY, LLC

/s/ Felicity Chee	BY:Daniel J. Santaniello
Daniel J. Santaniello
Fidelity D & D Bancorp, Inc., Member

ATTEST:	THE FIDELITY DEPOSIT AND DISCOUNT BANK

s/ Felicity Chee	BY:Daniel J. Santaniello
Daniel J. Santaniello
President and Chief Executive Officer

ATTEST:	LANDMARK BANCORP, INC.

/s/ Richard A. Rose, Jr.	BY:/s/ Santo A. Insalaco
Santo A. Insalaco
Chairman of the Board

ATTEST:	LANDMARK COMMUNITY BANK

/s/ Richard A. Rose, Jr.	BY:/s/ Santo A. Insalaco
Santo A. Insalaco
Chairman of the Board

Signature Page to Agreement and Plan of Reorganization

Exhibit A

FORM OF LANDMARK BANCORP, INC.

LETTER AGREEMENT

February [__], 2021

Fidelity D & D Bancorp, Inc.

101 North Blakely Street

Dunmore, 18512

Ladies and Gentlemen:

Fidelity D & D Bancorp, Inc. (“Fidelity”), NEPA Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), The Fidelity Deposit and Discount Bank, Landmark Bancorp, Inc. (“Landmark”) and Landmark Community Bank (“Landmark Bank”) are entering into concurrently herewith an Agreement and Plan of Reorganization to be dated as of February 25, 2021 (the “Agreement”).

Pursuant to the proposed Agreement, whereby, among other things, and subject to the terms and conditions set forth therein, Landmark will merge with and into Acquisition Subsidiary, with Acquisition Subsidiary surviving the merger (the “Merger”).

Fidelity has requested, as a condition to its willingness to enter into the Agreement, that each of the undersigned, being a director or executive officer of Landmark, executes and delivers to Fidelity this Letter Agreement.

I understand that Fidelity is requiring, as an inducement to its execution and delivery to Landmark of the Agreement, that I execute and deliver to Fidelity this Letter Agreement.

The undersigned, solely in his or her individual capacity as a shareholder, (and not as a fiduciary, trustee, financial advisor, or advisor, including as a director or executive officer of Landmark), in order to induce Fidelity to execute and deliver to Landmark the Agreement, and intending to be legally bound, hereby irrevocably agrees as follows:

1.

I agree to be present (in person or by proxy) at all meetings of shareholders of Landmark called to vote for approval and adoption of the Agreement and the transactions contemplated thereby, so that all shares of Landmark common stock over which I have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons, (collectively, my “Covered Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings.

2.

I agree to vote, or cause to be voted, (a) for approval and adoption of the Agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the Agreement, all Covered Shares over which I exercise voting power, and I will use my best efforts to cause all Covered Shares over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for in the same manner.

3.	I hereby revoke any and all previous proxies granted with respect to the Covered Shares.

4.

Through the earlier of (a) the receipt of the requisite approval and adoption of the Agreement and the transactions contemplated thereby by the shareholders of Landmark, or (b) termination of the Agreement in accordance with its terms, I agree not to directly or indirectly offer, sell, transfer or otherwise dispose of any Covered Shares; provided, however, that I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval and adoption of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

5.

I hereby agree that any shares of Landmark common stock or other voting securities of Landmark with respect to which beneficial ownership is acquired by the undersigned, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Landmark common stock or upon exercise or conversion of any securities of Landmark, if any, after the date hereof shall automatically become subject to the terms of this Letter Agreement.

6.

I hereby represent that I own of record or beneficially, good and valid title to the Covered Shares free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as expressly disclosed herein.

7.

Fidelity recognizes that, with respect to any Covered Shares which have been pledged to a third party (as specifically identified below), I may not be able to control the voting or disposition of such shares if contrary to the terms of such pledge, and that any act or failure to act on my part which is required by such pledge shall not be deemed a violation hereof.

8.

I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

9.	Irreparable damage would occur in the event any of the provisions of this Letter Agreement are not performed in accordance with the terms hereof, and therefore

Fidelity shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

The agreements contained in this Letter Agreement shall apply to me solely in my capacity as a shareholder of Landmark, and no agreement contained in this Letter Agreement shall apply to me in my capacity as a director, officer or employee of Landmark or Landmark Bank. In addition, nothing contained in this Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of Landmark or Landmark Bank.

This Letter Agreement shall be effective upon acceptance by Fidelity. Nothing herein shall be deemed to vest in Fidelity any direct or indirect ownership or incidence of ownership of or with respect to any shares of common stock of Landmark.

If any term or provision of this Letter Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, Fidelity and the undersigned shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Letter Agreement, Fidelity shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Fidelity for a violation of this Letter Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond or other securities and further agrees that, if any bond or other securities shall be required, such bond or other securities shall be in a nominal amount.

This Letter Agreement shall terminate concurrently with, and be of no further force and effect concurrently with, and automatically upon the earlier to occur of (a) the consummation of the Merger, or (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to Fidelity’s rights arising out of any willful breach of any covenant or representation contained herein.

____________________________

This Letter Agreement shall be effective upon acceptance by Fidelity and may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

[Signature Page Follows]

The undersigned intends to be legally bound hereby.

Sincerely,

Name

Title

Number of pledged Covered Shares (if any):

Accepted:

FIDELITY D & D BANCORP, INC.

BY: _________________________________
Daniel J. Santaniello
President and Chief Executive Officer

Exhibit B

FORM OF

BANK PLAN OF MERGER

between

THE FIDELITY DEPOSIT AND DISCOUNT BANK

and

LANDMARK COMMUNITY BANK

This Bank Plan of Merger (the “Bank Plan of Merger”) is made as of this ____ day of February, 2021, between The Fidelity Deposit and Discount Bank, a Pennsylvania state-chartered bank and trust company having its principal banking office at 101 North Blakely Street, Dunmore, Pennsylvania (“Fidelity Bank”) and Landmark Community Bank, a Pennsylvania state-chartered bank having its principal banking office at 2 South Main Street, Pittston, Pennsylvania (“Landmark Bank”) (the two parties sometimes collectively referred to as the “Constituent Banks”).

WHEREAS, Landmark Bank is a wholly-owned subsidiary of Landmark Bancorp, Inc., a Pennsylvania corporation (“Landmark”) and Fidelity Bank is a wholly-owned subsidiary of Fidelity D & D Bancorp, Inc., a Pennsylvania corporation (“Fidelity”); and

WHEREAS, Fidelity, NEPA Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), Fidelity Bank, Landmark, and Landmark Bank have entered into an Agreement and Plan of Reorganization, dated as of February 25, 2021 (the “Agreement”), providing for, among other things, the execution of this Bank Plan of Merger and the merger of Landmark Bank with and into Fidelity Bank in accordance with the terms and conditions hereinafter set forth (the “Bank Merger”) immediately following the merger of Landmark into Fidelity pursuant to the Agreement.

NOW, THEREFORE, the Constituent Banks, intending to be legally bound hereby, agree to affect the Bank Merger in accordance with the terms and conditions hereinafter set forth.

SECTION 1. GENERAL.

1.1 The Merger. At the Effective Time, as hereinafter defined, Landmark Bank shall be merged with and into Fidelity Bank under the provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”); the separate existence of Landmark Bank shall cease; and Fidelity Bank shall be the surviving bank (the “Surviving Bank”), in accordance with this Bank Plan of Merger.  The “Effective Time” shall be such time, on such date, as the articles of merger providing for the Bank Merger are filed with the Pennsylvania Department of State, or at such time as may be specified in such articles of merger.  In no event, however, will the Bank Merger be effective until all of the following events, each of which is a condition to the Bank Merger, have taken place: (a) the merger of Landmark into Acquisition Subsidiary shall have been consummated; (b) the sole shareholders of Fidelity Bank and Landmark Bank shall have adopted this Bank Plan of Merger; (c) the Bank Merger shall have been approved by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation; and (d) the applicable waiting period under the Bank Merger Act shall have expired.

1.2. Name. The name of the Surviving Bank shall be “The Fidelity Deposit and Discount Bank” and the location of its principal office shall be 101 North Blakely Street, Dunmore, Pennsylvania.

1.3 Articles of Incorporation. At the Effective Time, the articles of incorporation of Fidelity Bank, as amended, shall remain in full force and effect as the articles of incorporation of the Surviving Bank, until amended in accordance with Law.

1.4 Bylaws. At the Effective Time, the bylaws of Fidelity Bank, as amended, shall remain in full force and effect as the bylaws of the Surviving Bank, until amended in accordance with Law.

1.5 Effect of Bank Merger. At the Effective Time, the Surviving Bank shall succeed, without further act or deed to all of the property, rights, powers, duties and obligations of the Constituent Banks in accordance with the Banking Code.  Any claim existing or action pending by or against the Constituent Banks may be prosecuted to judgment as if the Bank Merger had not taken place, and the Surviving Bank may be substituted in its place.

1.6 Continuation in Business. The Surviving Bank shall continue in business with the assets and liabilities of each of the Constituent Banks. The Surviving Bank shall be a bank, with fiduciary and trust powers, organized and having perpetual existence under the laws of the Commonwealth of Pennsylvania. Any branch offices of the Surviving Bank shall consist of Landmark Bank’s and Fidelity Bank’s present branch offices and any other branch office or offices that the Constituent Banks may be authorized to have as of the Effective Time.

1.7 Directors.  At the Effective Time the total number of persons serving on the board of directors of the Surviving Bank shall be the directors of Fidelity Bank prior to the Effective Time, plus the Landmark Nominee as provided for in Section 5.18 of the Agreement, and shall be named in the Articles of Merger.

1.8 Officers. The officers of the Surviving Bank shall be:

President:Daniel J. Santaniello

Secretary:John T. Cognetti

Treasurer:Salvatore R. DeFranceso, Jr.

and shall serve as the officers of the Surviving Bank from and after the Effective Time and until such time as the Board of Directors of the Surviving Bank shall otherwise determine.

1.9 Employees. At the Effective Time, all persons who are employees of the Constituent Banks shall become employees of the Surviving Bank. Notwithstanding the foregoing, the Board of

Directors of the Surviving Bank shall have the right and responsibility to reorganize the workforce at the Surviving Bank and therefore make such changes in titles, reporting responsibilities and places of work as it deems necessary to establish an efficient operation, subject to the provisions of and in accordance with the Agreement.

SECTION 2. CONVERSION OF SHARES.

The manner and basis of converting shares of common stock of the Constituent Banks shall be as follows:

2.1 Stock of Fidelity Bank.  The authorized capital stock of Fidelity Bank, as the successor institution, shall be 5,000,000 shares of common stock, $1.5625 par value.  Fidelity Bank, as the successor institution, shall not be authorized to issue any class of preferred stock, and shall not issue any shares of preferred stock in connection with the Bank Merger. The shares of common stock of Fidelity Bank, $1.5625 par value, issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of the Surviving Bank. From and after the Effective Time, each certificate that, prior to the Effective Time, represented shares of Fidelity Bank shall evidence ownership of shares of the Surviving Bank on the basis set forth herein.

2.2 Stock of Landmark Bank. Each share of common stock, par value $1.00 per share, of Landmark Bank issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled and have no further effect.

SECTION 3. MISCELLANEOUS.

3.1 Conditions. The obligations of Landmark Bank and Fidelity Bank to affect the Bank Merger shall be subject to all of the terms and conditions contained in the Agreement and the consummation of the merger contemplated by the Agreement.

3.2 Termination and Amendment. This Bank Plan of Merger may be terminated or amended prior to the Effective Time in the manner and upon the conditions set forth in the Agreement. If the Agreement is terminated pursuant to the terms thereof, this Bank Plan of Merger shall terminate simultaneously, and the Bank Merger shall be abandoned without further action of the parties hereto.

3.3 Notices.  Any notice or other communication required or permitted under this Bank Plan of Merger shall be given, and shall be effective, in accordance with the notice provisions of the Agreement.

3.4 Captions. The captions contained in this Bank Plan of Merger are for reference purposes only and are not part of this Bank Plan of Merger.

3.5 Counterparts. This Bank Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This Bank Plan of Merger shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatories.  A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Bank Plan of Merger.

3.6 Severability. If any provision of this Bank Plan of Merger or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Bank Plan of Merger and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

3.7 Governing Law. This Bank Plan of Merger shall be governed by and construed in accordance with the domestic internal law (without regard to its conflicts of law principles) of the Commonwealth of Pennsylvania except to the extent that the Federal laws of the United States of America shall apply.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, this Bank Plan of Merger has been executed on the day and year first above mentioned.

ATTEST:	THE FIDELITY DEPOSIT AND DISCOUNT BANK

BY:
Daniel J. Santaniello
President and Chief Executive Officer

ATTEST:	LANDMARK COMMUNITY BANK

BY:
Santo A. Insalaco
Chairman of the Board

Exhibit C

___________, 2021

Fidelity D & D Bancorp, Inc.

101 North Blakely Street

Dunmore, Pennsylvania 18512

Re: Affiliate Agreement

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Reorganization (the “Agreement”) dated as of February 25, 2021 by and among Fidelity D & D Bancorp, Inc. (“Fidelity”), NEPA Acquisition Subsidiary, LLC (“Acquisition Subsidiary”), The Fidelity Deposit and Discount Bank, Landmark Bancorp, Inc. (“Landmark”), and Landmark Community Bank (“Landmark Bank”) whereby Landmark will merge with and into Fidelity (the “Merger”), and all of the outstanding common stock of Landmark (the “Landmark Common Stock”) will be converted into the right to receive common stock of Fidelity (the “Fidelity Common Stock”) and cash, it is anticipated that I will be appointed or elected to the boards of directors of Fidelity and The Fidelity Deposit and Discount Bank.

I have been advised that, as a director of Fidelity and The Fidelity Deposit and Discount Bank, I may be deemed an “affiliate” of Fidelity, as that term is used for purposes of Rule 144 promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

I hereby agree that I will not offer to sell, transfer or otherwise dispose of any of the shares of Fidelity Common Stock I own or will receive in connection with the Merger or otherwise except in compliance with the applicable provisions of SEC Rule 144.

I hereby consent to the placement of a stop transfer order with Fidelity’s stock transfer agent and registrar and the endorsement on the certificates, if any, representing any shares of Fidelity Common Stock owned by me, of a restrictive legend that will read, substantially, as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE REQUIREMENTS OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND THESE SHARES MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE TERMS OF A LETTER AGREEMENT FROM THE UNDERSIGNED TO FIDELITY D & D BANCORP, INC. AND IN COMPLIANCE WITH THE LIMITATIONS OF RULE 144.”

Fidelity’s stock transfer agent and registrar shall be given an appropriate stop transfer order and will not be required to register any attempted transfer of Fidelity Common Stock

Fidelity D & D Bancorp, Inc.

Re: Affiliate Agreement

owned by me, unless the proposed transfer is effected in compliance with the terms of this letter agreement.

I understand and agree that this letter agreement will terminate and be of no further force and effect and the legend set forth above will be removed, and the related stop transfer restrictions will be lifted forthwith, if:

(i)

any shares of the Fidelity Common Stock are sold within the limits, and in accordance with the applicable provisions, of SEC Rule 144 under the Securities Act or upon expiration of all restrictions set forth in SEC Rule 144 applicable to me; or

(ii)

Fidelity shall have received a “no action” letter from the staff of the SEC, or an opinion of counsel reasonably acceptable to Fidelity, to the effect that the restrictions imposed by SEC Rule 144 are no longer applicable to me.

For so long as and to the extent necessary to permit the undersigned to sell the Fidelity Common Stock that I own pursuant to SEC Rule 144, Fidelity shall, subject to the restrictions set forth in this letter agreement, use its reasonable best efforts to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, and Rule 144(c) under the Securities Act.

Very truly yours,

Witness:	[Name]